                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                               COMMERCE ONE, INC.,

                       BLACKHAWK ACQUISITION CORPORATION,

                               VEO SYSTEMS, INC.,

                          THE SHAREHOLDERS NAMED HEREIN

                                       AND

                     U.S. BANK TRUST, N.A., AS ESCROW AGENT

                          Dated as of November 25, 1998

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                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----

Dated as of November 25, 1998.................................................i

ARTICLE 1. THE MERGER.........................................................2

      1.1   The Merger........................................................2
      1.2   Effective Time....................................................2
      1.3   Effect of the Merger..............................................2
      1.4   Articles of Incorporation; Bylaws.................................2
      1.5   Directors and Officers............................................3
      1.6   Merger Consideration..............................................3
      1.7   Dissenting Shares for Holders of VEO Capital Stock................7
      1.8   Surrender of Certificates.........................................8

ARTICLE 2. REPRESENTATIONS AND WARRANTIES OF VEO AND THE PRINCIPAL
      SHAREHOLDERS...........................................................10

      2.1   Organization of VEO..............................................10
      2.2   VEO Capital Structure............................................10
      2.3   Subsidiaries.....................................................11
      2.4   Authority........................................................12
      2.5   No Conflict......................................................12
      2.6   Consents.........................................................12
      2.7   VEO Financial Statements.........................................13
      2.8   No Undisclosed Liabilities.......................................13
      2.9   No Changes.......................................................13
      2.10  Tax Matters......................................................15
      2.11  Restrictions on Business Activities..............................17
      2.12  Title of Properties; Absence of Liens and Encumbrances;
            Condition of Equipment...........................................17
      2.13  Intellectual Property............................................18
      2.14  Agreements, Contracts and Commitments............................20
      2.15  Interested Party Transactions....................................22
      2.16  Governmental Authorization.......................................22
      2.17  Litigation.......................................................22
      2.18  Minute Books.....................................................22
      2.19  Environmental Matters............................................23
      2.20  Brokers' and Finders' Fees; Third Party Expenses.................23
      2.21  Information Supplied.............................................24
      2.22  Employee Benefit Plans and Compensation..........................24
      2.23  No Interference or Conflict......................................27


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                                TABLE OF CONTENTS
                                  (continued)
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                                                                           ----

      2.24  Insurance........................................................27
      2.25  Compliance with Laws.............................................27
      2.26  Warranties; Indemnities..........................................27
      2.27  Complete Copies of Materials.....................................27

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF C1 AND SUB......................28

      3.1   Organization of C1...............................................28
      3.2   C1 Capital Structure.............................................28
      3.3   Subsidiaries.....................................................29
      3.4   Authority........................................................29
      3.5   No Conflict......................................................29
      3.6   Consents.........................................................30
      3.7   C1 Financial Statements..........................................30
      3.8   No Undisclosed Liabilities.......................................30
      3.9   Absence of Certain Changes or Events.............................31
      3.10  Valid Issuance...................................................31
      3.11  Litigation.......................................................31
      3.12  Intellectual Property............................................31
      3.13  Tax Matters......................................................32
      3.14  Employee Benefit Plans and Compensation..........................32
      3.15  Brokers' and Finders' Fees.......................................35
      3.16  Information Supplied.............................................35

ARTICLE 4. CONDUCT PRIOR TO THE EFFECTIVE TIME...............................35

      4.1   Conduct of Business of VEO.......................................35
      4.2   Conduct of Business by C1........................................38
      4.3   VEO Non-Solicitation.............................................39
      4.4   C1 Non-Solicitation..............................................39

ARTICLE 5. ADDITIONAL AGREEMENTS.............................................40

      5.1   Fairness Hearing; Shareholder Approval...........................40
      5.2   Restrictions on Transfer.........................................41
      5.3   Access to Information............................................42
      5.4   Confidentiality..................................................43
      5.5   Expenses.........................................................43
      5.6   Public Disclosure................................................43
      5.7   Consents.........................................................43
      5.8   FIRPTA Compliance................................................43
      5.9   Reasonable Efforts...............................................43

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                                TABLE OF CONTENTS
                                  (continued)
                                                                           Page
                                                                           ----

      5.10  Notification of Certain Matters..................................43
      5.11  Tax Free Reorganization..........................................44
      5.12  Shareholder Agreement............................................44
      5.13  Blue Sky Laws....................................................44
      5.14  Bonus Payments...................................................44
      5.15  Conversion of VEO Preferred Stock and VEO Convertible
            Indebtedness.....................................................45
      5.16  Notice to Holders of VEO Options.................................45
      5.17  C1 Employee Benefits.............................................45
      5.18  Directors' and Officers' Indemnification.........................46
      5.19  Voting Agreements................................................46

ARTICLE 6. CONDITIONS TO THE MERGER..........................................46

      6.1   Conditions to Obligations of Each Party to Effect the Merger.....46
      6.2   Conditions to Obligations of C1 and Sub..........................47
      6.3   Conditions to the Obligations of VEO and the Principal
            Shareholders.....................................................49

ARTICLE 7. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW................50

      7.1   Survival of Representations and Warranties.......................50
      7.2   VEO Indemnification..............................................50
      7.3   C1 Indemnification...............................................51
      7.4   Escrow Arrangements..............................................51
      7.5   Maximum Payments; Remedy.........................................58
      7.6   Valuation of Shares for Indemnity................................58

ARTICLE 8. TAX MATTERS.......................................................59

      8.1   Tax Periods Ending on or Before the Closing Date.................59
      8.2   Cooperation on Tax Matters.......................................59

ARTICLE 9. TERMINATION, AMENDMENT AND WAIVER.................................59

      9.1   Termination......................................................59
      9.2   Effect of Termination............................................60
      9.3   Amendment........................................................60
      9.4   Extension; Waiver................................................61

ARTICLE 10. GENERAL PROVISIONS...............................................61

      10.1  Notices..........................................................61
      10.2  Interpretation...................................................62
      10.3  Counterparts.....................................................62
      10.4  Entire Agreement; Assignment.....................................63

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                                TABLE OF CONTENTS
                                  (continued)
                                                                           Page
                                                                           ----

      10.5  Severability.....................................................63
      10.6  Other Remedies...................................................63
      10.7  Governing Law....................................................63
      10.8  Rules of Construction............................................63
      10.9  Attorneys' Fees..................................................63

                      AGREEMENT AND PLAN OF REORGANIZATION

      This AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of November 25, 1998 by and among Commerce One, Inc., a California corporation ("C1"), Blackhawk Acquisition Corporation, a California corporation and a wholly-owned subsidiary of C1 ("Sub"), VEO Systems, Inc., a California corporation ("VEO"), Jay M. Tenenbaum ("MT"), Asim Abdullah ("AA," and together with MT, the "Principal Shareholders") and, with respect to Article VII, U.S. Bank Trust, N.A. as Escrow Agent.

                                    RECITALS

      A. The Boards of Directors of each of C1, Sub, and VEO believe it is in the best interests of each company and the shareholders of each company that C1 acquire VEO through the statutory merger of Sub with and into VEO (the "Merger") and, in furtherance thereof, have approved the Merger.

      B. Pursuant to the Merger, among other things, all of the issued and outstanding shares of capital stock of VEO (other than Dissenting Shares, as defined in Section 1.7(a) herein and any shares owned by C1) and all options, warrants and other rights to acquire any shares of VEO shall be converted into the right to receive shares of capital stock of C1.

      C. A portion of the shares of capital stock of C1 otherwise payable by C1 in connection with the Merger shall be placed in escrow and held by the Escrow Agent pursuant to the escrow agreement set forth in Section 7.4 hereof and the release of such shares shall be contingent upon certain events and conditions as set forth in Section 7.4.

      D. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

      E. Concurrent with the execution and delivery of this Agreement, as a material inducement to C1 to enter into this Agreement, each of the Principal Shareholders is entering into a Non-Competition Agreement in the form attached hereto as Exhibit A-1 (the "Non-Competition Agreements") with C1, and each of the Principal Shareholders is entering into an employment agreement in the form attached hereto as Exhibit B, each of which shall become effective as of the Effective Time (as defined herein).

      F. VEO and the Principal Shareholders on the one hand, and C1 and Sub on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

      NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

                                   ARTICLE 1.

                                   THE MERGER

      1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the California Corporations Code ("California Law"), Sub shall be merged with and into VEO, the separate corporate existence of Sub shall cease and VEO shall continue as the surviving corporation. The surviving corporation after the Merger is sometimes referred to hereinafter as the "Surviving Corporation."

      1.2 Effective Time. Unless this Agreement is earlier terminated pursuant to Section 9.1, the closing of the Merger (the "Closing") will take place as promptly as practicable, but no later than five (5) business days following satisfaction or waiver of the conditions set forth in Article VI, at the offices of Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California, unless another place or time is agreed to in writing by C1 and VEO. The date upon which the Closing actually occurs is herein referred to as the "Closing Date." On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing an Agreement of Merger in the form attached hereto as Exhibit C (the "Merger Agreement") with the Secretary of State of the State of California, in accordance with the relevant provisions of applicable law (the time of acceptance by the Secretary of State of California of such filing being referred to herein as the "Effective Time").

      1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of California Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of VEO and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of VEO and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

      1.4 Articles of Incorporation; Bylaws.

            (a) Unless otherwise determined by C1 prior to the Effective Time, at the Effective Time, the Articles of Incorporation of Sub as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with California Law and as provided in such Articles of Incorporation; provided, however, that at the Effective Time, Article I of the Articles of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: "The name of the corporation is VEO Systems, Inc."

            (b) Unless otherwise determined by C1 prior to the Effective Time, the Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation at the Effective Time, until thereafter amended in accordance with California Law and as provided in the Articles of Incorporation of the Surviving Corporation and such Bylaws.

      1.5 Directors and Officers. Unless otherwise determined by C1 prior to the Effective Time, the directors of Sub immediately prior to the Effective Time shall be the directors of Surviving Corporation, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of California Law and the Articles of Incorporation and Bylaws of the Surviving Corporation until their successors are duly elected and qualified. The officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the provisions of the Bylaws of the Surviving Corporation.

      1.6 Merger Consideration.

            (a) Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

            "C1 Capital Stock" shall mean shares of C1 Common Stock, C1 Series A Preferred Stock, C1 Series B Preferred Stock, C1 Series C Preferred Stock, C1 Series D Preferred Stock, C1 Series D' Preferred Stock and any other capital stock of C1.

            "C1 Common Stock" shall mean shares of common stock of C1.

            "C1 Series A Preferred Stock" shall mean shares of Series A Preferred Stock of C1.

            "C1 Series B Preferred Stock" shall mean shares of Series B Preferred Stock of C1.

            "C1 Series C Preferred Stock" shall mean shares of Series C Preferred Stock of C1.

            "C1 Series D Preferred Stock" shall mean shares of Series D Preferred Stock of C1.

            "C1 Series D' Preferred Stock" shall mean shares of Series D' Preferred Stock of C1 with the rights, privileges and preferences described in the Series D' Term Sheet attached hereto as Exhibit D.

            "C1 Stock Plans" shall mean C1's 1997 Incentive Stock Option Plan and C1's Amended and Restated 1995 Stock Plan.

            "Consideration" shall mean 6,376,417 shares of C1 Capital Stock, consisting of shares of C1 Common Stock and shares of C1 Series D' Preferred Stock sufficient to satisfy the requirements of Section 1.6(b) hereof.

            "Consideration Shares" shall mean shares of C1 Common Stock and C1 Series D' Preferred Stock, as applicable, issued to the VEO Shareholders in the Merger in respect of the VEO Capital Stock held by them.

            "Escrow Amount" shall mean that number of shares of C1 Common Stock and C1 Series D' Preferred Stock equal to fifteen percent (15%) of the Consideration Shares.

            "Exchange Ratio" shall mean a number equal to the quotient obtained by dividing (i) the Consideration by (ii) Total Outstanding Shares rounded to four decimal places.

            "GAAP" shall mean U.S. generally accepted accounting principles.

            "Knowledge" shall mean, (i) with respect to VEO or C1, what is within the actual knowledge of any of the officers of VEO or C1, as the case may be, provided that such officers shall have made due and diligent inquiry of those employees who such officers reasonably believe would have actual knowledge of the matters represented and (ii) with respect to each Principal Shareholder, what is within the actual knowledge of such Principal Shareholder.

            "Material Adverse Effect" shall mean any change, event or effect that is materially adverse to the business, assets (including intangible assets), condition (financial or otherwise), or results of operations of VEO or C1, as applicable.

            "Total Outstanding Shares" shall mean the aggregate number of shares of VEO Common Stock outstanding immediately prior to the Effective Time, including VEO Common Stock issuable upon the exercise of VEO Options plus the aggregate number of shares of VEO Common Stock issuable, with or without the passage of time or satisfaction of other conditions, upon exercise of or conversion of all VEO Convertible Securities and VEO Preferred Stock outstanding immediately prior to the Effective Time (including VEO Preferred Stock issuable upon the exercise of VEO Convertible Securities outstanding immediately prior to the Effective Time). Notwithstanding the foregoing, shares of VEO Common Stock or VEO Preferred Stock issuable upon conversion of the C1 Loan or any other shares of VEO Capital Stock issuable in respect thereof shall not be included in the calculation of Total Outstanding Shares outstanding immediately prior to the Effective Time.

            "VEO Capital Stock" shall mean shares of VEO Common Stock, VEO Preferred Stock and any shares of other capital stock of VEO.

            "VEO Common Stock" shall mean shares of common stock of VEO.

            "VEO Convertible Indebtedness" shall mean all outstanding debts, notes or other obligations to pay, the principal of which may be converted into VEO Capital Stock pursuant to the terms thereof.

            "VEO Convertible Securities" shall mean the VEO Convertible Indebtedness and all VEO Options, VEO Warrants or other rights (other than VEO Preferred Stock) to acquire or receive shares of VEO Capital Stock.

            "VEO Options" shall mean all issued and outstanding options to purchase or otherwise acquire VEO Capital Stock (whether or not vested) held by employees or directors of or consultants to VEO and excluding all VEO Warrants and VEO Preferred Stock.

            "VEO Preferred Stock" shall mean shares of VEO Series A Preferred Stock and VEO Series B Preferred Stock.

            "VEO Series A Preferred Stock" shall mean shares of Series A Preferred Stock of VEO.

            "VEO Series B Preferred Stock" shall mean shares of Series B Preferred Stock of VEO.

            "VEO Shareholders" shall mean holders of any shares of VEO Capital Stock immediately prior to the Effective Time.

            "VEO Warrants" shall mean all outstanding warrants to purchase VEO Capital Stock.

            (b) Effect on VEO Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of VEO or the VEO Shareholders, each share of VEO Capital Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares, as defined in Section 1.7 hereof and any shares owned by C1, Sub or VEO or any direct or indirect wholly owned subsidiary thereof) shall be canceled and extinguished and shall be converted automatically into the right to receive, upon surrender of the certificate representing such share of VEO Capital Stock and upon the terms and subject to conditions set forth below and throughout this Agreement, including, without limitation, Sections 1.6(g), (h) and (i) hereof and the escrow provisions set forth in Article VII and/or described in Section 1.8(b) hereof, a number of shares of C1 Common Stock or C1 Series D' Preferred Stock, as applicable as provided in the last sentence of this Section 1.6(b), equal to the Exchange Ratio, and provided that those shares of C1 Series D' Preferred Stock that constitute a portion of the Consideration shall only be issued in exchange for the shares of VEO Series B Preferred Stock outstanding immediately prior to the Effective Time.

            (c) Assumption of VEO Options. At the Effective Time, each outstanding VEO Option issued pursuant to VEO's 1997 Stock Option Plan (the "VEO Option Plan") or otherwise, whether vested or unvested, will be assumed or replaced by C1 in connection with the Merger. Each VEO Option so assumed by C1 under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the VEO Option Plan and/or as provided in the respective option agreements immediately prior to the Effective Time (including, without limitation, any vesting schedule or repurchase rights), except that (i) each VEO Option will be exercisable for that number of whole shares of C1 Common Stock equal to the product of the number of shares of VEO Common Stock that were issuable upon exercise of such VEO Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of C1 Common Stock, (ii) the per share exercise price for the shares of C1 Common Stock issuable upon exercise of such assumed VEO Option will be equal to the quotient determined by dividing the exercise price per share of VEO Capital Stock at which such VEO Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent, and
(iii) the vesting schedule of all VEO Options shall be amended to provide that 1/8th of the shares of VEO Capital Stock subject to the VEO Option shall vest on the six-month anniversary of its original grant date by VEO and the remainder of the shares subject to the VEO Option shall vest at the rate set forth in the VEO Option Plan (1/48th of the shares subject to the VEO Option per month thereafter).

            (d) Assumption Agreement. As soon as practicable following the Closing, C1 shall issue to each holder of a VEO Option to be assumed or replaced by C1 a document evidencing the assumption or replacement of such VEO Option by C1, and each former holder of a VEO Option so assumed or replaced by C1 shall acknowledge the receipt of the same in exchange for the assumption or replacement of such holder's VEO Option.

            (e) Option Status. It is the intention of the parties hereto that the VEO Options assumed by C1 following the Closing pursuant to this Section 1.6 will, to the extent permitted by applicable law, qualify as incentive stock options as defined in Section 422 of the Code, to the extent any such VEO Options qualified as incentive stock options immediately prior to the Effective Time.

            (f) Termination of VEO Warrants. C1 shall not assume any VEO Warrants in connection with the Merger, and all VEO Warrants shall terminate at the Effective Time. VEO shall and the Principal Shareholders shall cause VEO to use its reasonable best efforts to effect the purpose of this Section 1.6(f), including, without limitation, taking all actions necessary to cause all VEO Warrants to expire at the Effective Time if not exercised prior thereto.

            (g) Withholding Taxes. Any number of shares of C1 Common Stock issuable pursuant to Section 1.6(b) shall be subject to, and reduced by, the amount of any state, federal and foreign withholding taxes incurred (and not previously paid by or on behalf of VEO) in connection with the acquisition of VEO Capital Stock upon the exercise of VEO Options or VEO Warrants, the acceleration of vesting of any VEO Capital Stock or VEO Options, or the payment of a bonus in the form of VEO Capital Stock, if any.

            (h) Shareholder Loans. In the event that any VEO Shareholder has outstanding loans from VEO as of the Effective Time, the number of shares of C1 Common Stock or C1 Series D' Preferred Stock, as applicable, issuable pursuant to Section 1.6(b) shall be reduced by an amount equal to the outstanding principal plus accrued interest of such Shareholder's loans as of the Effective Time.

            (i) Fractional Shares. No fractional share of C1 Common Stock or C1 Series D' Preferred Stock, as applicable, shall be issued in the Merger. In lieu thereof, any fractional share shall be rounded to the nearest whole share of C1 Common Stock or C1 Series D' Preferred Stock, as applicable (with .5 being rounded up).

            (j) Conversion of Convertible Indebtedness. Immediately prior to the Closing, C1 shall cause all indebtedness outstanding under the Loan and Security Agreement dated November 3,

1998 by and between C1 and VEO (the "C1 Loan") to convert into VEO Capital Stock in accordance with the terms and conditions of the Secured Convertible Promissory Note dated November 3, 1998.

            (k) Cancellation of C1-owned and VEO-owned Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto, each share of VEO Capital Stock owned by C1, Sub, VEO, or any direct or indirect wholly-owned subsidiary thereof immediately prior to the Effective Time, shall be cancelled and extinguished without any conversion thereof.

            (l) Capital Stock of Sub. At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto, each share of capital stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

     1.7 Dissenting Shares for Holders of VEO Capital Stock.

            (a) Notwithstanding any provision of this Agreement to the contrary, any shares of VEO Capital Stock held by a holder who has demanded and perfected appraisal rights for such shares in accordance with California Law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights ("Dissenting Shares"), shall not be converted into or represent a right to receive C1 Common Stock or C1 Series D' Preferred Stock, as applicable, pursuant to Section 1.6, but the holder thereof shall only be entitled to such rights as are granted by California Law.

            (b) Notwithstanding the provisions of subsection (a), if any holder of shares of VEO Capital Stock who demands appraisal of such shares under California Law shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive C1 Common Stock or C1 Series D' Preferred Stock, as applicable, as provided in Section 1.6 (and subject to the provisions of Section 7.4 hereof), without interest thereon, upon surrender of the certificate representing such shares.

            (c) VEO shall give C1 (i) prompt notice of any written demands for appraisal of any shares of VEO Capital Stock, withdrawals of such demands, and any other instruments served pursuant to California Law and received by VEO and
(ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under California Law. VEO shall not, except with the prior written consent of C1, voluntarily make any payment with respect to any demands for appraisal of capital stock of VEO or offer to settle or settle any such demands.

     1.8 Surrender of Certificates.

            (a) Exchange Agent. The Secretary of C1 shall serve as exchange agent (the "Exchange Agent") in the Merger.

            (b) C1 to Provide C1 Common Stock and C1 Series D' Preferred Stock. Prior to the Closing, C1 shall make available to the Exchange Agent for exchange in accordance with this Article I the shares of C1 Common Stock and C1 Series D' Preferred Stock, as applicable, issuable to VEO Shareholders pursuant to Section
1.6 in exchange for outstanding shares of VEO Capital Stock, less the Escrow Amount which C1 shall deposit into the Escrow Fund (as defined in Section 7.4(b) hereof) on behalf of the VEO Shareholders. The portion of the Escrow Amount contributed on behalf of each VEO Shareholder shall be in proportion to the aggregate number of shares of C1 Common Stock and C1 Series D' Preferred Stock, as applicable, each such VEO Shareholder would otherwise be entitled to receive in the Merger (excluding any shares of C1 Common Stock issuable upon exercise of any assumed VEO Options) by virtue of ownership of outstanding shares of VEO Capital Stock immediately prior to the Effective Time.

            (c) Exchange Procedures. Prior to the Closing, C1 shall cause to be mailed to each VEO Shareholder (i) a letter of transmittal (which shall be in such form and contain such provisions as C1 may reasonably specify and shall specify that delivery shall be effected, and risk of loss and title to the certificates (the "Certificates") which immediately prior to the Effective Time represent outstanding shares of VEO Capital Stock whose shares are converted into the right to receive such VEO Shareholder's pro rata portion of the Consideration Shares pursuant to Section 1.6, shall pass, only upon delivery of the Certificates to the Exchange Agent at the Closing), and (ii) instructions for use in effecting the surrender at the Closing of the Certificates in exchange for certificates representing such VEO Shareholder's pro rata portion of the Consideration Shares. Upon surrender of a Certificate at the Closing for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by C1, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the VEO Shareholder shall be entitled to receive, and the Exchange Agent shall promptly deliver in exchange therefor, a certificate bearing the legend set forth in
Section 5.2 hereof representing the number of whole Consideration Shares (less the number of shares of C1 Common Stock and C1 Series D' Preferred Stock to be deposited in the Escrow Fund on such holder's behalf pursuant to Section 1.8(b) and Article VII hereof) to which such holder is entitled pursuant to Section 1.6, and the Certificate so surrendered shall forthwith be canceled. As soon as practicable after the Effective Time, and subject to and in accordance with the provisions of Article VII hereof, C1 shall cause to be distributed to the Escrow Agent (as defined in Article VII) a certificate or certificates representing that number of shares of C1 Common Stock and C1 Series D' Preferred Stock equal to the Escrow Amount which shall be registered in the name of the Escrow Agent. Such shares shall be beneficially owned by the holders on whose behalf such shares were deposited in the Escrow Fund and shall be available to compensate C1 as provided in Article VII. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of VEO Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of C1 Common Stock or C1 Series D' Preferred Stock, as applicable, into which such shares of VEO Capital Stock shall have been so converted.

            (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to C1 Common Stock or C1 Series D' Preferred Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of C1 Common Stock or C1 Series D' Preferred Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of C1 Common Stock or C1 Series D' Preferred Stock issued in exchange therefor, plus the amount of dividends or other distributions (without interest) with a record date after the Effective Time theretofore paid with respect to such whole shares of C1 Common Stock or C1 Series D' Preferred Stock, as applicable.

            (e) Transfers of Ownership. If any certificate for shares of C1 Common Stock or C1 Series D' Preferred Stock, as applicable, is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to C1 or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of C1 Common Stock or C1 Series D' Preferred Stock, as applicable, in any name other than that of the registered holder of the Certificate surrendered.

            (f) Lost, Stolen or Destroyed Certificates. In the event any Certificates evidencing shares of VEO Capital Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the delivery by the holder thereof of an affidavit of that fact by the holder thereof containing customary indemnification provisions.

            (g) No Liability. Notwithstanding anything to the contrary in this
Section 1.8, neither C1 nor any party hereto shall be liable to a holder of shares of C1 Common Stock, C1 Series D' Preferred Stock or VEO Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

            (h) No Further Ownership Rights in VEO Capital Stock. The shares of C1 Common Stock and C1 Series D' Preferred Stock issued in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to shares of VEO Capital Stock outstanding prior to the Effective Time, and there shall be no further registration of transfers on the records of C1 of shares of VEO Capital Stock that were outstanding prior to the Effective Time. If, after the Effective Time, Certificates are presented to C1 for any reason, they shall be canceled and exchanged as provided in this Article I.

            (i) Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations. Each party has consulted with its own tax advisers with respect to the tax consequences of the Merger.

            (j) Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of VEO, C1 and Sub, the officers and directors of VEO, C1 and Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

                                   ARTICLE 2.

                      REPRESENTATIONS AND WARRANTIES OF VEO
                         AND THE PRINCIPAL SHAREHOLDERS

      VEO and each of the Principal Shareholders hereby represents and warrants to C1, subject to such exceptions as are disclosed in the VEO Disclosure Schedule separately supplied by VEO and the Principal Shareholders to C1 (the "VEO Disclosure Schedule"), that on the date hereof and as of the Effective Time as though made at the Effective Time as follows:

      2.1 Organization of VEO. VEO is a corporation duly organized, validly existing and in good standing under the laws of the State of California. VEO has the corporate power to own its properties and to carry on its business as now being conducted. VEO is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on VEO. VEO has delivered a true and correct copy of its Articles of Incorporation and Bylaws, each as amended to date, to C1. Section 2.1 of the VEO Disclosure Schedule lists the directors and officers of VEO as of the date hereof. Except as set forth in Section 2.1 of the VEO Disclosure Schedule, the operations now being conducted by VEO have not been conducted under any other name.

      2.2 VEO Capital Structure.

            (a) The authorized capital stock of VEO consists of (i) 10,000,000 shares of authorized Common Stock, par value $0.001 per share, of which 1,396,250 are issued and outstanding as of the date hereof and (ii) 5,000,000 shares of Preferred Stock, par value $0.001 per share, of which 90,000 shares have been designated "Series A Preferred Stock," all of which are issued and outstanding as of the date hereof, and 533,334 shares have been designated "Series B Preferred Stock," 333,334 shares of which are issued and outstanding as of the date hereof. All holders of outstanding VEO Capital Stock, together with their domicile addresses and the number of shares held by such persons, in each case as of the date hereof, are set forth on Section 2.2(a) of the VEO Disclosure Schedule. The number of shares of VEO Common Stock into which the VEO Preferred Stock is convertible is set forth in
Section 2.2(a) of the VEO Disclosure Schedule. All outstanding shares of VEO Capital Stock are duly authorized, validly issued, fully paid and non-assessable, are not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of VEO or any agreement to which VEO is a party or by which it is bound and have been issued in compliance with federal and state securities laws. There are no declared or accrued dividends with respect to any shares of VEO Capital Stock. VEO has no other capital stock authorized, issued or outstanding.

            (b) Except for the VEO Option Plan, VEO has never adopted or maintained any stock option plan or other plan providing for equity compensation of any person. VEO has reserved 981,500 shares of VEO Common Stock for issuance to employees and directors of, and consultants pursuant to the VEO Option Plan, of which no shares have been exercised and 576,000 shares are subject to outstanding, unexercised options as of the date hereof. Section 2.2(b) of the VEO Disclosure Schedule sets forth for each VEO Option outstanding as of the date hereof the name of the holder of such option, the domicile address of such holder, the number of shares of VEO Capital Stock subject to such option, the exercise price of such option and the vesting schedule for such option, including the extent vested to date. Except as set forth on Section 2.2(b) of the VEO Disclosure Schedule and except as provided in Section 1.6(c) hereof or as otherwise contemplated hereby as a result of the transactions contemplated by this Agreement, the vesting of the outstanding VEO Options (including rights of repurchase with regard to shares of VEO Capital Stock) will not accelerate in any respect. The number of shares of VEO Common Stock into which the VEO Convertible Indebtedness is convertible in connection with the Merger is set forth in Section 2.2(b) of the VEO Disclosure Schedule. Except for the VEO Options and as set forth in Section 2.2(b) of the VEO Disclosure Schedule, as of the date hereof, there are no other options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which VEO is a party or by which it is bound obligating VEO to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of VEO Capital Stock or obligating VEO to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to VEO. Except as set forth in Section 2.2(b) of the VEO Disclosure Schedule, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of VEO. The holders of VEO Options have been or will be given or shall have properly waived any required notice prior to the Closing.

      2.3 Subsidiaries. Except as set forth in Section 2.3 of the VEO Disclosure Schedule, VEO does not have, and never has had, any subsidiaries or affiliated companies and does not otherwise own, and has not otherwise owned, any shares in the capital of or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity.

      2.4 Authority. VEO has all requisite power and authority to enter into this Agreement and the Merger Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of VEO, and no further action is required on the part of VEO to authorize the Agreement, the Merger Agreement and the transactions contemplated hereby and thereby, subject only to approval of this Agreement by VEO's shareholders. This Agreement, the Merger Agreement and the Merger have been approved by all members of the Board of Directors of VEO. This Agreement has been duly executed and delivered by VEO and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the valid and binding obligation of VEO, enforceable in accordance with its terms, subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and to rules of law governing specific performance, injunctive relief or other equitable remedies. The Merger Agreement, when duly executed and delivered by VEO, and assuming the due authorization, execution and delivery by the other parties thereto, will constitute the valid and binding obligation of VEO, enforceable in accordance with its terms, subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and to rules of law governing specific performance, injunctive relief or other equitable remedies.

      2.5 No Conflict. Except as set forth in Section 2.5 of the VEO Disclosure Schedule, the execution and delivery of this Agreement, and when executed and delivered the Merger Agreement, by VEO do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a "Conflict") (i) any provision of the Articles of Incorporation and Bylaws of VEO, (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, covenant or commitment (each a "Contract") to which VEO or any of its properties or assets are subject, or
(iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to VEO or its properties or assets, except in the case of clauses
(ii) and (iii) such Conflict which does not or is not reasonably likely to result in a loss of material benefits or a material liability to VEO.

      2.6 Consents. Except as set forth in Section 2.6 of the VEO Disclosure Schedule, no consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission ("Governmental Entity") or any third party, including a party to any Contract with VEO (so as not to trigger any Conflict), is required by or with respect to VEO and no consent, waiver or approval of any party to any Contract is required for such Contract to remain in effect without modification in connection with the execution and delivery of this Agreement and the Merger Agreement or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, including obtaining the California Permit (as defined in Section 5.1(a)), (ii) the filing of the Merger Agreement with the Secretary of State of the State of California, (iii) the approval of this Agreement by the VEO Shareholders, and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to VEO or have a material adverse effect on the ability of the parties to consummate the Merger.

      2.7 VEO Financial Statements. Section 2.7 of the VEO Disclosure Schedule sets forth VEO's audited balance sheets as of December 31, 1997 and the related audited statements of income and cash flow for the twelve-month period ended December 31, 1997 (the "VEO Audited Financials") and VEO's unaudited balance sheet as of October 31, 1998 (the "VEO Current Balance Sheet") and the related unaudited statements of income and cash flow for the month then ended (the "VEO Unaudited Financials" and, together with the Audited Financials, the "VEO Financials"). The VEO Financials are correct in all material respects and have been prepared in accordance with GAAP, applied on a basis consistent throughout the periods indicated and consistent with each other except as may be indicated therein. The VEO Financials present fairly the financial condition, operating results and cash flows of VEO as of the dates and during the periods indicated therein, subject in the case of the VEO Unaudited Financials, to normal year-end adjustments, which will not be material in amount or significance.

      2.8 No Undisclosed Liabilities. Except as set forth in Section 2.8 of the VEO Disclosure Schedule, to the Knowledge of VEO and the Principal Shareholders, VEO does not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP), which individually or in the aggregate (i) has not been reflected, reserved against or disclosed in the VEO Current Balance Sheet or notes thereto, or (ii) has not arisen in the ordinary course of business consistent with past practices since October 31, 1998.

      2.9 No Changes. Except as set forth in Section 2.9 of the Disclosure Schedule or as contemplated by this Agreement, since October 31, 1998, and until the date hereof there has not been, occurred or arisen any:

            (a) transaction by VEO except in the ordinary course of business as conducted on that date and consistent with past practices;

            (b) amendments or changes to the Articles of Incorporation or Bylaws of VEO except as comtemplated by the Loan Agreement between C1 and VEO dated November 3, 1998;

            (c) capital expenditure or commitment by VEO exceeding $10,000 individually or $25,000 in the aggregate;

            (d) destruction of, damage to or loss of any material assets, material business or material customer of VEO (whether or not covered by insurance);

            (e) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by VEO other than as required by GAAP;

            (f) revaluation by VEO of any of its assets;

            (g) declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property) in respect of any VEO Capital Stock, or any split, combination or reclassification in respect of any shares of VEO Capital Stock, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of VEO Capital Stock, or any direct or indirect repurchase, redemption, or other acquisition by VEO of any shares of VEO Capital Stock (or options, warrants or other rights convertible into, exercisable or exchangeable therefor), except for
(i) repurchases of VEO Capital Stock upon the termination of service of any service providers of VEO in accordance with the standard terms set forth in the agreements governing such repurchases, all of which agreements have been provided or made available to C1, (ii) conversions of VEO Preferred Stock and
(iii) exercises or conversions of VEO Convertible Securities;

            (h) grant of any severance or termination pay (i) to any director or officer or (ii) to any employee except payments made pursuant to standard written agreements outstanding as of the date hereof, or increase in the salary or other compensation payable or to become payable by VEO to any of its officers, directors, employees or advisors, or the declaration, payment or commitment or obligation of any kind for the payment, by VEO of a bonus or other additional salary or compensation to any such person;

            (i) sale, lease, license or other disposition of any of the material assets or properties of VEO or any creation of any security interest in such assets or properties;

            (j) other than accounts receivable or accounts payable incurred in the ordinary course of business, loan by VEO to any person or entity, incurring by VEO of any indebtedness, guaranteeing by VEO of any indebtedness, issuance or sale of any debt securities of VEO or guaranteeing of any debt securities of others, except for advances to employees for travel and business expenses in the ordinary course of business consistent with past practices and except in connection with the C1 Loan;

            (k) waiver or release of any material right or claim of VEO, including any write-off or other compromise of any material account receivable of VEO;

            (l) issuance or sale, or contract to issue or sell, by VEO of any shares of VEO Capital Stock or securities convertible into, or exercisable or exchangeable for, shares of VEO Capital Stock, or any securities, warrants, options or rights to purchase any of the foregoing, except for (i) issuances of VEO Capital Stock upon the exercise of VEO Options or upon exercise or conversion of VEO Convertible Securities or VEO Preferred Stock or (ii) the C1 Loan;

            (m) (i) sale, license or transfer to any person or entity of any rights to any VEO Intellectual Property or entry into any agreement with respect to the VEO Intellectual Property with any person or entity or with respect to the Intellectual Property of any person or entity, other than Intellectual Property Rights acquired under "shrink-wrap" which are not included in VEO's products or technology (including products and technology currently available or under development), or pursuant to consulting agreements set forth on the VEO Disclosure Schedule, (ii) the entering into of any agreement with respect to the development by VEO of any Intellectual Property with a third party or the development by any third party of any Intellectual Property for VEO, or (iii) changes in pricing or royalties charged by VEO to its customers or licensees, or the pricing or royalties set or charged by persons who have licensed Intellectual Property to VEO;

            (n) change in any material election in respect of taxes, including the adoption or change in any accounting method with respect to taxes, including the entering into of any closing agreement, the settlement of any claim or assessment in respect of taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes;

            (o) any event or condition of any character that has had or reasonably would be expected to have a Material Adverse Effect on VEO; or

            (p) any agreement by VEO or any officer or employees thereof to do any of the things described in the preceding clauses (a) through (o) of this
Section 2.9.

     2.10 Tax Matters.

            (a) Definition of Taxes. For the purposes of this Agreement, "Tax" or, collectively, "Taxes", means (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

            (b) Tax Returns and Audits. Except as set forth in Section 2.10 of the VEO Disclosure Schedule:

                  (i) As of the Effective Time, VEO will have prepared and timely filed all required federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to any and all material Taxes concerning or attributable to VEO, or its operations and such Returns are true and correct in all material respects and have been completed in accordance with applicable law.

                  (ii) As of the Effective Time, VEO (A) will have paid all Taxes it is required to pay, (B) will have withheld and timely remitted with respect to its employees all Federal and state income taxes, Federal Insurance Contribution Act ("FICA"), Federal Unemployment Tax Act ("FUTA"), and other Taxes required to be withheld and (C) will have accrued on the VEO Current Balance Sheet all Taxes attributable to the period preceding the date of the VEO Current Balance Sheet and has not and will not incur any liability for Taxes for the period prior to the Effective Time other than in the ordinary course of business.

                  (iii) VEO has not executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

                  (iv) No audit or other examination of any Return of VEO is presently in progress, nor has VEO been notified of any request for such an audit or other examination.

                  (v) VEO has no material liabilities for unpaid federal, state, local and foreign Taxes which have not been accrued or reserved against in accordance with GAAP on the VEO Current Balance Sheet, whether asserted or unasserted, contingent or otherwise.

                  (vi) VEO has made available to C1 or its legal counsel, copies of all foreign, federal and state income and all state and local sales and use Returns filed for all VEO periods since its inception.

                  (vii) There are (and immediately following the Effective Time there will be) no liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests or other encumbrances of any sort (collectively, "Liens") on the assets of VEO relating to or attributable to Taxes other than Liens for Taxes not yet due and payable.

                  (viii) Neither VEO nor the Principal Shareholders has Knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of VEO.

                  (ix) None of VEO's assets are treated as "tax-exempt use property," within the meaning of Section 168(h) of the Code.

                  (x) VEO has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(4) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by VEO.

                  (xi) VEO is not a party to any tax sharing, indemnification or allocation agreement nor does VEO owe any amount under any such agreement.

                  (xii) VEO's tax basis in its assets for purposes of determining its future amortization, depreciation and other federal income tax deductions is accurately reflected on VEO's tax books and records.

                  (xiii) VEO is not, and has not been at any time, a "United States Real Property Holding Corporation" within the meaning of Section 897(c)(2) of the Code.

            (c) Executive Compensation Tax. There is no contract, agreement, plan or arrangement to which VEO is a party, including but not limited to the provisions of this Agreement, covering any employee or former employee of VEO, individually or collectively, that could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

      2.11 Restrictions on Business Activities. There is no agreement (non-competition or otherwise), commitment, judgment, injunction, order or decree to which VEO is a party or otherwise binding specifically upon VEO that has or may reasonably be expected to have the effect of prohibiting or impairing any business practice of VEO, any acquisition of property (tangible or intangible) by VEO or the conduct of business by VEO. Without limiting the foregoing, VEO has not entered into any agreement under which VEO is restricted from selling, licensing or otherwise distributing any of its technology or products or providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market.

      2.12 Title of Properties; Absence of Liens and Encumbrances; Condition of Equipment.

            (a) VEO does not own any real property, nor has it ever owned any real property. Section 2.12(a) of the VEO Disclosure Schedule sets forth a list of all real property currently leased by VEO, the name of the lessor, the date of the lease and each amendment thereto and, with respect to any current lease, the aggregate annual rental and/or other fees payable under any such lease. All such current leases are valid and enforceable in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default).

            (b) Except as set forth in Section 2.12(b) of the VEO Disclosure Schedule, VEO has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except as reflected in the VEO Current Balance Sheet and except for Liens for Taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or interfere with the present use, of the property subject thereto or affected thereby.

            (c) Section 2.12(c) of the VEO Disclosure Schedule lists as of the date hereof each item of equipment with a purchase price of more than $10,000 (the "Equipment") owned or leased by VEO. Such Equipment is (i) adequate in all material respects for the conduct of the business of VEO as currently conducted and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

     2.13 Intellectual Property.

            (a) For the purposes of this Agreement, the following terms have the following definitions:

            "Intellectual Property" shall mean any or all of the following (i) works of authorship including, without limitation, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, records, data and mask works, (ii) inventions (whether or not patentable), improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections and technical data, (v) logos, trade names, trade dress, trademarks and service marks, (vi) domain names, web addresses and sites,
(vii) tools, methods and processes, and (viii) all instantiations of the foregoing in any form and embodied in any media.

            "VEO Intellectual Property" shall mean any Intellectual Property that is owned by, or exclusively licensed to, VEO.

            "Registered Intellectual Property" shall mean all United States, international and foreign: (i) patents, patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; (iv) any mask work registrations and applications to register mask works; and (v) any other VEO Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority.

            (b) Section 2.13(b) of the VEO Disclosure Schedule lists as of the date hereof all Registered Intellectual Property owned by, licensed to or filed in the name of, VEO (the "VEO Registered Intellectual Property"), and lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the "PTO") or equivalent authority anywhere in the world) related to any VEO Registered Intellectual Property.

            (c) VEO (i) owns and has good and exclusive title to each item of VEO Intellectual Property, including all VEO Registered Intellectual Property listed on Section 2.13(b) of the VEO Disclosure Schedule, free and clear of any Liens, (ii) except as set forth in Section 2.13(c) of the VEO Disclosure Schedule, is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the business of VEO, including the sale of any products or the provision of any services by VEO and (iii) owns exclusively, and has good title to, all copyrighted works that are VEO products or other works of authorship that VEO otherwise purports to own.

            (d) To the extent that any VEO Intellectual Property has been developed or created by a any person other than VEO for which VEO has directly or indirectly paid, VEO has a written agreement with such person with respect thereto and VEO thereby has obtained ownership of, and is the exclusive owner of, all such VEO Intellectual Property by operation of law or by valid assignment.

            (e) Except as set forth in Section 2.13(e) of the VEO Disclosure Schedule, as of the date hereof VEO has not transferred ownership of, or granted any license of or right to use or authorized the retention of any rights to use, any Intellectual Property that is or was VEO Intellectual Property, to any other person.

            (f) Other than "shrink-wrap" and similar widely available commercial end-user licenses, the contracts, licenses and agreements listed in Section 2.13(f) of the VEO Disclosure Schedule include all contracts, licenses and agreements, to which VEO is a party with respect to any Intellectual Property as of the date hereof. No person other than VEO has ownership rights to improvements made by VEO in Intellectual Property which has been licensed to VEO.

            (g) Section 2.13(g) of the VEO Disclosure Schedule lists all contracts, licenses and agreements between VEO and any other person as of the date hereof wherein or whereby VEO has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by VEO or such other person of the Intellectual Property of any person other than VEO.

            (h) To the Knowledge of each of VEO and the Principal Shareholders, the operation of the business of VEO as it currently is conducted, including but not limited to VEO's design, development, manufacture, import, use and sale of the products, technology or services (including products, technologies or services currently under development) of VEO, does not infringe or misappropriate the Intellectual Property of any other person, and VEO has not received notice from any person claiming that such operation or any act, product or service (including products, technologies or services currently under development) of VEO infringes or misappropriates the Intellectual Property of any other person.

            (i) To the Knowledge of each of VEO and the Principal Shareholders,VEO owns or has the right to all Intellectual Property necessary to the conduct of its business as it is currently conducted including, without limitation, the design, development, manufacture, use and sale of all products and technology currently manufactured or sold by VEO or under development by VEO and the performance of all services provided.

            (j) To the Knowledge of each of VEO and the Principal Shareholders, each item of VEO Registered Intellectual Property is valid and subsisting. All necessary registration, maintenance and renewal fees in connection with Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such VEO Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property. In each case in which VEO has been assigned or purchased any Intellectual Property rights from any other person, VEO has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property (including the right to seek past and future damages with respect to such Intellectual Property) to VEO and, to the maximum extent provided for by, and in accordance with, applicable laws and regulations, VEO has recorded each such assignment with the relevant governmental authorities, including the PTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be.

            (k) There are no contracts, licenses or agreements between VEO and any other person with respect to VEO Intellectual Property under which there is any dispute known to VEO regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received by VEO thereunder.

            (l) To the Knowledge of VEO and the Principal Shareholders, no person is infringing or misappropriating any VEO Intellectual Property.

            (m) VEO has taken all steps reasonably required to protect VEO's rights in confidential information and trade secrets of VEO or provided by any third party to VEO. Without limiting the foregoing, VEO has, and enforces, a policy requiring each employee, consultant and contractor to execute proprietary information and confidentiality and assignment agreements substantially in VEO's standard forms, and all current and former employees, consultants and contractors of VEO have executed such an agreement.

            (n) No VEO Intellectual Property or product, technology or service of VEO is subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by VEO or may affect the validity, use or enforceability of such VEO Intellectual Property.

     2.14 Agreements, Contracts and Commitments.

            (a) Except as set forth on Section 2.12(a), 2.13(f), 2.13(g) or 2.14(a) of the VEO Disclosure Schedule, as of the date hereof VEO is not a party to, nor is VEO bound by:

                  (i) any contract, license or agreement to which VEO is a party
(A) with respect to VEO Intellectual Property licensed or transferred to any third party or (B) pursuant to which a third party has licensed or transferred any Intellectual Property to VEO;

                  (ii) any employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson or consulting or sales agreement, contract or commitment with a firm or other organization;

                  (iii) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

                  (iv) any fidelity or surety bond or completion bond;

                  (v) any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $10,000 individually or $50,000 in the aggregate;

                  (vi) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of VEO's business;

                  (vii) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

                  (viii) any purchase order or contract for the purchase of materials involving more than $10,000 individually or $50,000 in the aggregate;

                  (ix) any construction contracts;

                  (x) any distribution, joint marketing or development agreement; or

                  (xi) any other agreement, contract or commitment that involves $5,000 or more or is not cancelable without penalty within thirty (30) days.

            (b) VEO is in compliance with and has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any Contract set forth or required to be set forth in the VEO Disclosure Schedule (or any Contract entered into by VEO after the date of this Agreement that would otherwise be required to be disclosed) to which VEO is a party or by which it is bound, nor is VEO or any Principal Shareholder aware of any event that would constitute such a breach, violation or default with the lapse of time, giving of notice or both, and each such scheduled Contract or Contract otherwise required to be scheduled (or any Contract entered into by VEO after the date of this Agreement) is in full force and effect. To the Knowledge of VEO and the Principal Shareholders, no party obligated to VEO pursuant to any such scheduled Contract or Contract otherwise required to be scheduled (or any

Contract entered into by VEO after the date of this Agreement that would otherwise be required to be disclosed) is subject to any default thereunder.

      2.15 Interested Party Transactions. Other than a set forth in the VEO Disclosure Schedule, no officer or director of VEO (nor, to the Knowledge of VEO or the Principal Shareholders, any shareholder of VEO or any ancestor (up to once removed), sibling, descendant (up to once removed), spouse, parent, subsidiary or other affiliate of any officer, director or shareholder, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) any interest in any entity that furnished or sold, or furnishes or sells, services, products or technology that VEO furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to VEO any goods or services or (iii) a beneficial interest in any Contract other than employment or consulting agreements with officers of VEO and indemnification agreements with directors and officers of VEO, in each case previously provided to C1; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation and no more than 5% of the outstanding equity of any other entity shall not be deemed an "interest in any entity" for purposes of this Section 2.15.

      2.16 Governmental Authorization. Section 2.16 of the VEO Disclosure Schedule accurately lists each consent, license, permit, grant or other authorization issued to VEO by a Governmental Entity (i) pursuant to which VEO currently operates or holds any interest in any of its material properties or
(ii) which is required for the operation of its business or the holding of any such interest (herein collectively called "VEO Authorizations"). VEO Authorizations are in full force and effect in all material respects and constitute all material VEO Authorizations required to permit VEO to operate or conduct its business or hold any interest in its properties or assets.

      2.17 Litigation. There is no action, suit or proceeding of any nature commenced or pending, or to VEO's or the Principal Shareholders' Knowledge threatened, against VEO, its properties or any of its officers or directors as such, nor, to the Knowledge of VEO and the Principal Shareholders, is there any reasonable basis therefor. There is no investigation pending or, to VEO's or the Principal Shareholders' Knowledge threatened, against VEO, its properties or any of its officers or directors as such (nor, to the best Knowledge of VEO and the Principal Shareholders, is there any reasonable basis therefor) by or before any Governmental Entity. No Governmental Entity has at any time challenged or questioned the legal right of VEO to conduct its operations as presently or previously conducted. VEO has not commenced any action, suit or proceeding of any nature against any third party.

      2.18 Minute Books. The minute books of VEO delivered or made available to counsel for C1 are the only minutes of VEO as of the date hereof and contain a reasonably accurate summary of all actions of the board of directors (or committees thereof) of VEO and its shareholders taken at a meeting or actions by written consent since the incorporation of VEO.

      2.19 Environmental Matters.

            (a) Hazardous Material. VEO has not: (i) operated any underground storage tanks at any property that VEO has at any time owned, operated, occupied or leased; or (ii) illegally released any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, and urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (a "Hazardous Material"), but excluding office and janitorial supplies properly and safely maintained. No Hazardous Materials are present as a result of the deliberate actions of VEO or, to VEO's or the Principal Shareholders' Knowledge, as a result of any actions of any other person or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that VEO has at any time owned, operated, occupied or leased.

            (b) Hazardous Materials Activities. VEO has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in material violation of any law in effect on or before the Effective Time, nor has VEO disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to as "Hazardous Materials Activities") in material violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

            (c) Permits. VEO currently holds all material environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of VEO's Hazardous Materials Activities and other businesses of VEO as such activities and businesses are currently being conducted.

            (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to VEO's or the Principal Shareholders' Knowledge, threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of VEO which if determined adversely would have a Material Adverse Effect on VEO. Neither VEO nor the Principal Shareholders has any Knowledge of any fact or circumstance which could involve VEO in any notice of environmental litigation or impose upon VEO any material environmental liability.

      2.20 Brokers' and Finders' Fees; Third Party Expenses. VEO has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

      2.21 Information Supplied. The information relating to VEO and the shareholders of VEO included in the proxy statement/information statement (the "Proxy Statement") to be sent to shareholders of VEO and to the shareholders of C1 in connection with (i) the meeting of the shareholders of VEO (the "VEO Meeting") to consider the approval and adoption of this Agreement and (ii) any meeting or action by written consent of the shareholders of C1 (the "C1 Shareholder Action") which may be required in connection with the Merger, shall not on the date the information is first mailed to the shareholders, at the time of the VEO Meeting, at the time of the C1 Shareholder Action or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false and misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the VEO Meeting or with respect to the C1 Shareholder Action which has become false or misleading. Notwithstanding the foregoing, VEO makes no representation or warranty with respect to any information supplied by C1 which is contained in the materials sent to VEO Shareholders specifically for the VEO Meeting.

      2.22 Employee Benefit Plans and Compensation.

            (a) Definitions. For purposes of this Section 2.22, the following terms shall have the meanings set forth below:

                  (i) "Affiliate" shall mean any other person or entity under common control with VEO within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations thereunder.

                  (ii) "Employee Plan" shall refer to any plan, program, policy, practice, contract, agreement or other arrangement providing for bonuses, severance, termination pay, deferred compensation, pensions, retirement plans, profit sharing, performance awards, stock or stock-related awards, fringe benefits or other employee benefits of any kind, whether formal or informal, written or otherwise, funded or unfunded and whether or not legally binding, including without limitation, any plan which is or has been maintained, contributed to, or required to be contributed to, by VEO or any Affiliate for the benefit of any Employee (as defined below), and pursuant to which VEO or any Affiliate has or may have any material liability, contingent or otherwise; and

                  (iii) "Employee" shall mean any current, former, or retired employee, consultant, officer, or director of VEO or any Affiliate.

                  (iv) "Employee Agreement" shall refer to each employment, severance, consulting or similar agreement or contract between VEO or any Affiliate and any Employee;

            (b) Schedule. Section 2.22(b) of the VEO Disclosure Schedule contains an accurate and complete list of each Employee Plan and each Employee Agreement. VEO does not have any plan or commitment, whether legally binding or not, to establish any new Employee Plan or Employee Agreement, to modify any Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Employee Plan or Employee Agreement to the requirements of any applicable law), or to enter into any new Employee Plan or Employee Agreement, nor does it have any intention or commitment to do any of the foregoing.

            (c) Documents. VEO has provided or made available to C1, (i) correct and complete copies of each Employee Plan and each Employee Agreement and all amendments thereto and copies of all forms of agreement and enrollment used therewith; (ii) the three most recent annual reports (Series 5500 and all schedules thereto), if any, required under the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or the Code in connection with each Employee Plan or related trust; (iii) the most recent summary plan description together with the most recent summary of material modifications, if any, required under ERISA with respect to each Employee Plan; (iv) the most recent IRS determination from the IRS with respect to any Employee Plan, and any correspondence from the IRS or the Department of Labor ("DOL") with respect to any Employee Plan or Employee Agreement (v) all material agreements and contracts relating to each Employee Plan, including but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; and (vi) all communications material distributed to any Employee or Employees relating to any Employee Plan and any proposed Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to VEO.

            (d) Employee Plan Compliance. (i) VEO has performed in all material respects all obligations required to be performed by it under each Employee Plan, and each Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including ERISA and the Code; (ii) each Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination letter with respect to each such Employee Plan from the IRS or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination; (iii) to the Knowledge of VEO, no non-exempt "prohibited transaction," within the meaning of Section 4975 of the Code or Section 406 or 407 of ERISA, has occurred with respect to any Employee Plan; (iv) there are no actions, suits or claims pending, or, to the Knowledge of VEO and the Principal Shareholders, threatened or anticipated (other than routine claims for benefits), against any Employee Plan or against the assets of any Employee Plan; (v) there are no inquiries or proceedings pending or, to the Knowledge of VEO, the Principal Shareholders or any Affiliates, threatened by the IRS or DOL with respect to any Employee Plan; and
(vi) neither VEO nor any Affiliate is subject to any material penalty or tax with respect to any Employee Plan under Section 502(i) of ERISA or Section 4975 through 4980 of the Code.

            (e) Pension Plans. VEO does not now, and has never, maintained, established, sponsored, participated in, or contributed to, any pension plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

            (f) Multiemployer Plans. At no time has VEO contributed to or been requested to contribute to any "multiemployer plan" as defined in Section 4001(a)(3) of ERISA.

            (g) No Post-Employment Obligations. No Employee Plan provides, or has any material liability to provide, life insurance, medical or other employee benefits to any Employee upon his or her retirement or termination of employment for any reason, except as may be required by statute, and VEO has not represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) that such Employee(s) would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by statute.

            (h) No COBRA Violation. Neither VEO nor any Affiliate has, prior to the Effective Time, violated in any material respect, any of the health care continuation requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or any similar provisions of state law applicable to its employees.

            (i) Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated hereby will not constitute an event under any Employee Plan or Employee Agreement, that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

            (j) Employment Matters. VEO (i) is in compliance in all material respects with all applicable laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees or other persons who by virtue of their activities performed on behalf of VEO may be deemed employees within the meaning of applicable law;
(iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees or other persons who by virtue of their activities performed on behalf of VEO may be deemed employees within the meaning of applicable law (other than routine payments to be made in the normal course of business and consistent with past practice).

            (k) Labor. No work stoppage or labor strike against VEO is pending, or to the Knowledge of VEO or the Principal Shareholders, threatened. VEO is not involved in or, to the Knowledge of VEO or the Principal Shareholders, threatened with any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to VEO or C1. VEO has not engaged in any unfair labor practices which could, individually or in the aggregate, directly or indirectly result in a material liability to VEO, C1 or any Affiliate. VEO is not presently, nor has it in the past, been a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by VEO.

      2.23 No Interference or Conflict. To the Knowledge of VEO or the Principal Shareholders, no shareholder, officer, employee or consultant of VEO is obligated under any contract or agreement or subject to any judgment, decree or order of any court or administrative agency, that would interfere with such person's efforts to promote the interests of VEO or that would interfere with VEO's business. Neither the execution nor delivery of this Agreement, nor the carrying on of VEO's business as presently conducted or proposed to be conducted nor any activity of such officers, directors, employees or consultants in connection with the carrying on of VEO's business as presently conducted or proposed to be conducted, will, to VEO's or the Principal Shareholders' Knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, employees or consultants are currently bound.

      2.24 Insurance. Section 2.24 of the VEO Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of VEO. There is no material claim by VEO pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid, and VEO is otherwise in compliance in all material respects with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). VEO has no Knowledge of any threatened termination of, or premium increase with respect to, any of such policies.

      2.25 Compliance with Laws. VEO has complied in all material respects with, is not in material violation of, and has not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation.

      2.26 Warranties; Indemnities. Other than as set forth in Section 2.26 of the VEO Disclosure Schedule VEO has not given any warranties or indemnities relating to products or technology sold or services rendered by VEO.

      2.27 Complete Copies of Materials. VEO has delivered or made available to C1 true and complete copies of each document listed or described in the VEO Disclosure Schedule.

                                   ARTICLE 3.

                  REPRESENTATIONS AND WARRANTIES OF C1 AND SUB

      C1 and Sub hereby represent and warrant to VEO, subject to such exceptions as are disclosed in the C1 Disclosure Schedule separately supplied by C1 to VEO (the "C1 Disclosure Schedule"), that on the date hereof and as of the Effective Time as though made at the Effective Time as follows:

      3.1 Organization of C1. C1 is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Sub is a corporation duly organized, validly existing and in good standing under the laws of California. Each of C1 and Sub has the corporate power to own its properties, and to carry on its business as now being conducted and is duly qualified to do business and in good standing in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on C1 or Sub. C1 has delivered or made available to VEO a true and correct copy of the Amended and Restated Articles of Incorporation and Bylaws of C1, each as amended to date, and each such instrument is in full force and effect.

      3.2 C1 Capital Structure

            (a) The authorized capital stock of C1 consists of (i) 50,000,000 shares of authorized Common Stock, par value $0.001 per share, of which 6,556,185 are issued and outstanding as of the date hereof and (ii) 22,000,000 shares of Preferred Stock, par value $0.001 per share, of which 673,680 shares have been designated "Series A Preferred Stock," all of which are issued and outstanding as of the date hereof, 3,595,976 shares have been designated "Series B Preferred Stock," 3,568,293 shares of which are issued and outstanding as of the date hereof, 6,450,000 shares have been designed "Series C Preferred Stock," 5,120,608 shares of which are issued and outstanding as of the date hereof, and 10,700,000 shares have been designated "Series D Preferred Stock," 8,866,757 shares of which are issued and outstanding as of the date hereof. As of the Closing Date, that number of shares of C1 Series D' Preferred Stock as shall be necessary to satisfy the requirements of Section 1.6(b) hereof will be authorized, none of which will be issued and outstanding as of immediately prior to the Closing. All outstanding shares of C1 Capital Stock are, and the C1 Series D' Preferred Stock at the Closing Date will be, duly authorized, validly issued, fully paid and non-assessable, are not, and C1 Series D' Preferred Stock will not be, subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of C1 or, except as disclosed in Section 3.2 of the C1 Disclosure Schedule, any agreement to which C1 is a party or by which it is bound and have been issued in compliance with federal and state securities laws. As of the date hereof, there are no declared or accrued dividends with respect to any shares of C1 Capital Stock. As of the date hereof, C1 has no other capital stock authorized, issued or outstanding.

            (b) Except for the C1 Stock Plans, C1 has never adopted or maintained any stock option plan or other plan providing for equity compensation of any person. C1 has reserved 5,400,000 shares of C1 Common Stock for issuance to employees and directors of, and consultants pursuant to the C1 Stock Plans, of which 1,271,780 shares have been exercised and 3,505,318 shares are subject to outstanding, unexercised options as of the date hereof. Except as disclosed in Section 3.2 of the C1 Disclosure Schedule, as of the date hereof there are no other options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which C1 is a party or by which it is bound obligating C1 to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of C1 Capital Stock or obligating C1 to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. As of the date hereof, there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to C1. Except as set forth in Section 3.2(b) of the C1 Disclosure Schedule, as of the date hereof, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of C1.

            3.3 Subsidiaries. Except as set forth in Section 3.3 of the C1 Disclosure Schedule, C1 does not have, and has never had, any subsidiaries and does not otherwise own, and has not otherwise owned, any shares in the capital of or any interest in, or control of, directly or indirectly, any corporation, partnership, association, joint venture or other business entity.

            3.4 Authority. Each of C1 and Sub has all requisite corporate power and authority to enter into this Agreement and the Merger Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of C1 and Sub, subject only to approval by the shareholders of C1 of the issuance of shares of C1 Common Stock in the Merger, approval by the shareholders of C1 of an amendment (the "Articles Amendment") to C1's Articles of Incorporation to exempt the issuance of Consideration Shares in the Merger and any shares of C1 Common Stock and C1 Series D' Preferred Stock issued pursuant to Section 7.3 from the anti-dilution protection rights of the C1 Preferred Stock and to authorize the C1 Series D' Preferred Stock to be issued in connection with the Merger and approval of an amendment to C1's Bylaws to increase the size of C1's Board of Directors (the "Bylaw Amendment"). This Agreement has been duly executed and delivered by each of C1 and Sub, assuming the due authorization, execution and delivery by VEO and the Principal Shareholders, constitutes the valid and binding obligation of C1 and Sub, enforceable against each of C1 and Sub in accordance with their respective terms, subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and to rules of law governing specific performance injunctive relief or other equitable remedies. The Merger Agreement, when executed by each of C1 and Sub, assuming the due authorization, execution and delivery by VEO, will constitute the valid and binding obligation of C1 and Sub, enforceable against each of C1 and Sub in accordance with its terms, subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and to rules of law governing specific performance injunctive relief or other equitable remedies.

            3.5 No Conflict. Except as set forth in Section 3.5 of the C1 Disclosure Schedule, the execution and delivery of this Agreement and when executed and delivered the Merger Agreement by each of C1 and Sub does not, and the consummation of the transactions contemplated hereby and thereby, assuming approval by the shareholders of C1 of the Articles Amendment and the Bylaw Amendment will not, conflict with (i) any provision of the Articles of Incorporation and Bylaws of C1 or Sub, (ii) any Contract to which C1 or any of their properties or assets are subject, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to C1 or Sub or their properties or assets, except in the case of clauses (ii) and (iii) such Conflict which does not or is not reasonably likely to result in a loss of material benefits or a material liability to either C1 or Sub.

            3.6 Consents. Except as set forth in Section 3.6 of the C1 Disclosure Schedule, no consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by either C1 or Sub in connection with the execution and delivery of this Agreement or the Merger Agreement or the consummation of the transactions contemplated hereby or thereby, including a party to any Contract (so as not to trigger any Conflict), is required by or with respect to C1 or Sub, and no consent, waiver or approval of any party to any Contract is required for such Contract to remain in effect without modification in connection with the execution and delivery with this Agreement or the Merger Agreement or the consummation of the transactions contemplated hereby and thereby except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, including obtaining the California Permit (as defined in Section 5.1(a)), (ii) the filing of the Merger Agreement with the Secretary of State of the State of California, (iii) the approval of this Agreement, the Articles Amendment and the Bylaw Amendment by the shareholders of C1, and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to C1, Sub or VEO or have a material adverse effect on the ability of the parties hereto to consummate the Merger.

            3.7 C1 Financial Statements. Section 3.7 of the C1 Disclosure Schedule sets forth C1's audited balance sheets as of December 31, 1997 and the related audited statements of income and cash flow for the twelve-month period ended December 31, 1997 (the "C1 Audited Financials") and C1's unaudited balance sheet as of October 31, 1998 (the "C1 Current Balance Sheet") and the related unaudited statements of income and cash flow for the nine months then ended (the "C1 Unaudited Financials" and, together with the C1 Audited Financials, the "C1 Financials"). The C1 Financials are correct in all material respects and have been prepared in accordance with GAAP, applied on a basis consistent throughout the periods indicated and consistent with each other. The C1 Financials present fairly the financial condition, operating results and cash flows of C1 as of the dates and during the periods indicated therein, subject in the case of the C1 Unaudited Financials, to normal year-end adjustments, which will not be material in amount or significance.

            3.8 No Undisclosed Liabilities. Except as set forth in Section 3.8 of the C1 Disclosure Schedule, to the Knowledge of C1, neither C1 nor Sub has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP), which individually or in the aggregate (i) has not been reflected, reserved against or disclosed in the C1 Current Balance Sheet or (ii) has not arisen in the ordinary course of business consistent with past practices since the date of the C1 Current Balance Sheet.

      3.9 Absence of Certain Changes or Events. Since September 30, 1998, as of the date hereof there has not been: (i) any event or condition of any character that has had or reasonably would be expected to have a Material Adverse Effect on C1 or Sub; (ii) any material change by C1 in its accounting methods, principles or practices, except as required by concurrent changes in GAAP; (iii) any revaluation by C1 of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business; (iv) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any C1 Capital Stock; (v) any purchase, redemption or other acquisition by C1 or Sub of any C1 Capital Stock or any other securities of C1 or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of the pre-existing stock option or purchase agreements; or (vi) any split, combination or reclassification of any of C1's Capital Stock.

      3.10 Valid Issuance. The C1 Common Stock and the C1 Series D' Preferred Stock to be issued in the Merger and any shares to be issued pursuant to Section 7.3, when issued in accordance with the provisions of this Agreement will be validly issued, fully paid and non-assessable and will be issued free of any preemptive rights.

      3.11 Litigation. There is no action, suit or proceeding of any nature pending, or to C1's Knowledge threatened, against either C1 or Sub, its properties or any of its officers or directors, nor, to the Knowledge of C1, is there any reasonable basis therefor. There is no investigation pending or, to C1's Knowledge threatened, against C1, its properties or any of its officers or directors (nor, to the best Knowledge of C1, is there any reasonable basis therefor) by or before any Governmental Entity. No Governmental Entity has at any time challenged or questioned the legal right of either C1 or Sub to conduct its operations as presently or previously conducted. Neither C1 nor Sub has commenced any action, suit or proceeding of any nature against any third party.

      3.12 Intellectual Property.

            (a) To the Knowledge of C1, the operation of the business of C1 as such business currently is conducted, including C1's design, development, manufacture, marketing and sale of the products or services of C1 (including with respect to products currently under development) does not infringe or misappropriate the Intellectual Property of any third party or, to its Knowledge, constitute unfair competition or trade practices under the laws of any jurisdiction.

            (b) To the Knowledge of C1, neither C1 nor Sub has received notice from any third party that the operation of the business of C1 or any act, product or service of C1, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

            (c) To the Knowledge of C1, no person has or is infringing or misappropriating any Intellectual Property that is owned by C1.

            (d) To the Knowledge of C1, each of C1 and Sub owns or has the right to all Intellectual Property necessary to the conduct of its business as it is currently conducted including, without limitation, the design, development, manufacture, use and sale of all products and technology currently manufactured or sold by C1 or under development by C1 and the performance of all services provided by C1.

      3.13 Tax Matters.

            (a) Tax Returns and Audits. Except as set forth in Section 3.13 of the C1 Disclosure Schedule:

                  (i) As of the Effective Time, each of C1 and Sub will have prepared and timely filed all required federal, state, local and foreign Returns relating to any and all material Taxes concerning or attributable to C1 or its operations and such Returns are true and correct in all material respects and have been completed in accordance with applicable law.

                  (ii) As of the Effective Time, each of C1 and Sub will have paid all Taxes it is required to pay, and there is no material Tax deficiency outstanding, assessed or proposed against C1.

                  (iii) Neither C1 nor Sub has no material liabilities for unpaid federal, state, local and foreign Taxes which have not been accrued or reserved against in accordance with GAAP on the C1 Current Balance Sheet, whether asserted or unasserted, contingent or otherwise.

     3.14  Employee Benefit Plans and Compensation.

            (a) Definitions. For purposes of this Section 3.14, the following terms shall have the meanings set forth below:

                  (i) "Affiliate" shall mean any other person or entity under common control with C1 within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations thereunder.

                  (ii) "Employee Plan" shall refer to any plan, program, policy, practice, contract, agreement or other arrangement providing for bonuses, severance, termination pay, deferred compensation, pensions, retirement plans, profit sharing, performance awards, stock or stock-related awards, fringe benefits or other employee benefits of any kind, whether formal or informal, written or otherwise, funded or unfunded and whether or not legally binding, including without limitation, any plan which is or has been maintained, contributed to, or required to be contributed to, by C1 or any Affiliate for the benefit of any Employee (as defined below), and pursuant to which C1 or any Affiliate has or may have any material liability, contingent or otherwise; and

            (iii) "Employee" shall mean any current, former, or retired employee, consultant, officer, or director of C1 or any Affiliate.

            (iv) "Employee Agreement" shall refer to each employment, severance, consulting or similar agreement or contract between C1 or any Affiliate and any Employee;

            (b) Schedule. Section 2.22(b) of the C1 Disclosure Schedule contains an accurate and complete list of each Employee Plan and each Employee Agreement. C1 does not have any plan or commitment, whether legally binding or not, to establish any new Employee Plan or Employee Agreement, to modify any Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Employee Plan or Employee Agreement to the requirements of any applicable law), or to enter into any new Employee Plan or Employee Agreement, nor does it have any intention or commitment to do any of the foregoing.

            (c) Documents. C1 has provided or made available to VEO (i) correct and complete copies of each Employee Plan and each Employee Agreement and all amendments thereto and copies of all forms of agreement and enrollment used therewith; (ii) the three most recent annual reports (Series 5500 and all schedules thereto), if any, required under the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or the Code in connection with each Employee Plan or related trust; (iii) the most recent summary plan description together with the most recent summary of material modifications, if any, required under ERISA with respect to each Employee Plan; (iv) the most recent IRS determination from the IRS with respect to any Employee Plan, and any correspondence from the IRS or the Department of Labor ("DOL") with respect to any Employee Plan or Employee Agreement; (v) all material agreements and contracts relating to each Employee Plan, including but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; and (vi) all communications material distributed to any Employee or Employees relating to any Employee Plan and any proposed Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to C1.

            (d) Employee Plan Compliance. (i) C1 has performed in all material respects all obligations required to be performed by it under each Employee Plan, and each Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including ERISA and the Code; (ii) each Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination letter with respect to each such Employee Plan from the IRS or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination; (iii) to the Knowledge of C1, no non-exempt "prohibited transaction," within the meaning of Section 4975 of the Code or Section 406 or 407 of ERISA, has occurred with respect to any Employee Plan;
(iv) there are no actions, suits or claims pending, or, to the Knowledge of C1, threatened or anticipated (other than routine claims for benefits), against any Employee Plan or against the assets of any Employee Plan; (v) there are no inquiries or proceedings pending or, to the Knowledge of C1, threatened by the IRS or DOL with respect to any Employee Plan; and (vi) neither C1 nor any Affiliate is subject to any material penalty or tax with respect to any Employee Plan under Section 502(i) of ERISA or Section 4975 through 4980 of the Code.

            (e) Pension Plans. C1 does not now, and has never, maintained, established, sponsored, participated in, or contributed to, any pension plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

            (f) Multiemployer Plans. At no time has C1 contributed to or been requested to contribute to any "multiemployer plan" as defined in Section 4001(a)(3) of ERISA.

            (g) No Post-Employment Obligations. No Employee Plan provides, or has any material liability to provide, life insurance, medical or other employee benefits to any Employee upon his or her retirement or termination of employment for any reason, except as may be required by statute, and C1 has not represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) that such Employee(s) would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by statute.

            (h) No COBRA Violation. Neither C1 nor any Affiliate has, prior to the Effective Time, violated in any material respect, any of the health care continuation requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or any similar provisions of state law applicable to its employees.

            (i) Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated hereby will not constitute an event under any Employee Plan or Employee Agreement, that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

            (j) Employment Matters. C1 (i) is in compliance in all material respects with all applicable laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees or other persons who by virtue of their activities performed on behalf of C1 may be deemed employees within the meaning of applicable law; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees or other persons who by virtue of their activities performed on behalf of C1 may be deemed employees within the meaning of applicable law (other than routine payments to be made in the normal course of business and consistent with past practice).

            (k) Labor. No work stoppage or labor strike against C1 is pending, or to the Knowledge of C1, threatened. C1 is not involved in or, to the Knowledge of C1, threatened with any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to C1 or VEO. C1 has not engaged in any unfair labor practices which could, individually or in the aggregate, directly or indirectly result in a material liability to C1, VEO or any Affiliate. C1 is not presently, nor has it in the past, been a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by C1.

      3.15 Brokers' and Finders' Fees. Neither C1 nor Sub has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

      3.16 Information Supplied. The information relating to C1 and the shareholders of C1 included in the Proxy Statement to be sent to VEO Shareholders and to the shareholders of C1 in connection with (i) the VEO Meeting to consider the approval and adoption of this Agreement and the approval of the Merger and (ii) any C1 Shareholder Action which may be required in connection with the Merger, shall not on the date the information is first mailed to the shareholders, at the time of VEO Meeting, at the time of the C1 Shareholder Action or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false and misleading or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for VEO Meeting or with respect to the C1 Shareholder Action which has become false or misleading. Notwithstanding the foregoing, C1 makes no representation or warranty with respect to any information supplied by VEO which is contained in the materials sent to VEO Shareholders specifically for VEO Meeting.

                                   ARTICLE 4.

                       CONDUCT PRIOR TO THE EFFECTIVE TIME

      4.1 Conduct of Business of VEO. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, VEO agrees and each Principal Shareholder agrees, to carry on VEO's business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay the debts and Taxes of VEO when due, to pay or perform other obligations when due, and, to the extent consistent with such business, use all reasonable efforts consistent with past practice and policies to preserve intact VEO's present business organization, keep available the services of VEO's present officers and employees and preserve VEO's relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired VEO's goodwill and ongoing business at the Effective Time. Except as expressly contemplated by Section 4.1 of the C1 Disclosure Schedule or as otherwise expressly provided in this Agreement, VEO shall not, without the prior written consent of C1:

            (a) other than performing the Contracts listed in the VEO Disclosure
Schedule in accordance with their terms existing on the date hereof, make any expenditure or enter into any transaction exceeding $10,000 individually or $50,000 in the aggregate or any commitment or transaction of the type described in Section 2.9 hereof;

            (b) (i) sell, license or transfer to any person or entity of any rights to any VEO Intellectual Property or enter into any agreement with respect to the VEO Intellectual Property with any person or entity other than Intellectual Property Rights acquired under "shrink-wrap" which are not included in VEO's products or technology (including products and technology currently available or under development), or pursuant to Consulting agreements set forth on the VEO Disclosure Schedule, (ii) enter into any agreement with respect to the development by VEO of any Intellectual Property with a third party, or (iii) make any change in pricing or royalties charged by VEO to its customers or licensees, or the pricing or royalties set or charged by persons who have licensed Intellectual Property to VEO;

            (c) amend or change its Articles of Incorporation or Bylaws, other than as required with respect to the C1 Loan;

            (d) revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

            (e) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any VEO Capital Stock, or split, combine or reclassify any shares of VEO Capital Stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of VEO Capital Stock, or repurchase, redeem, or other acquire, directly or indirectly, any shares of VEO Capital Stock (or options, warrants or other rights convertible into, exercisable or exchangeable therefor), except for (i) repurchases of VEO Capital Stock upon the termination of service of any service providers of VEO in accordance with the standard terms set forth in the agreements governing such repurchases, all of which agreements have been provided or made available to C1, (ii) conversion of VEO Preferred Stock and (iii) exercises or conversion of VEO Convertible Securities;

            (f) grant any severance or termination pay (i) to any director or officer or (ii) to any employee, except payments made pursuant to standard written agreements outstanding as of the date hereof and disclosed on the VEO Disclosure Schedule, or increase in the salary or other compensation payable or to become payable by VEO to any of its officers, directors, employees or advisors, or declare, pay or make any commitment or obligation of any kind for the payment by VEO of a bonus or other additional salary or compensation to any such person, or adopt or amend any employee benefit plan or enter into any employment contract;

            (g) sell, lease, license or otherwise dispose of any of the assets or properties of VEO which are not Intellectual Property other than in the ordinary course of business and consistent with past practices, including but not limited to the performance of obligations under contractual arrangements existing as of the date hereof set forth on the VEO Disclosure Schedule, or create any security interest in such assets or properties;

            (h) grant any loan to any person or entity, incur any indebtedness or guarantee any indebtedness, issue or sell any debt securities, guarantee any debt securities of others, purchase any debt securities of others or amend the terms of any outstanding agreements related to borrowed money, except for advances to employees for travel and business expenses in the ordinary course of business consistent with past practices and except in connection with the C1 Loan;

            (i) issue, sell, grant, contract to issue, grant or sell, or authorize the issuance, delivery, sale or purchase of any shares of VEO Capital Stock or securities convertible into, or exercisable or exchangeable for, shares of VEO Capital Stock, or any securities, warrants, options or rights to purchase any of the foregoing, except for (i) VEO Options to purchase up to 100,000 shares of VEO Capital Stock which VEO Options vest at a rate no greater than one eighth (1/8th) of the shares subject to the option six months after the date of grant and the remainder vesting one forty-eighth (1/48th) per month thereafter so that only after four years the shares subject to the option shall be fully vested and which VEO Options have exercise prices equal to the fair market value of the VEO Common Stock at the date of grant, (ii) issuances of VEO Capital Stock upon the exercise thereof or upon exercise or conversion of VEO Convertible Securities or VEO Preferred Stock outstanding on the date of this Agreement or (iii) the C1 Loan;

            (j) amend or otherwise modify (or agree to do so), or violate the terms of any of the Contracts set forth or described in the VEO Disclosure Schedule;

            (k) commence or settle any litigation;

            (l) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities or, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to VEO's business;

            (m) pay, discharge or satisfy, in an amount in excess of $10,000 (in any one case) or $50,000 (in the aggregate), any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities in the ordinary course of business and in a manner consistent with past practice;

            (n) make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

            (o) take any action to accelerate the vesting schedule of any of the outstanding VEO Options or VEO Capital Stock;

            (p) hire or terminate any employees other than for cause or encourage any employees to resign from VEO; or

            (q) take or agree in writing or otherwise to take any of the actions described in the preceding clauses (a) through (p) of this Section 4.1 or any other action that would prevent VEO from performing or cause VEO not to perform its covenants hereunder.

      4.2 Conduct of Business by C1. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, except as permitted by the terms of this Agreement and except as provided in Section 4.2 of the C1 Disclosure Schedule, without the prior written consent of VEO (which consent shall not be unreasonably withheld), C1 shall not, and shall not permit any of its subsidiaries to, do any of the following:

            (a) amend the charter documents, bylaws or other organizational documents of C1, except in connection with the Merger Agreement;

            (b) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

            (c) purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of C1, except repurchases of unvested shares at cost in connection with termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof or thereafter entered into in connection with a previous commencement of employment or consultancy with C1;

            (d) incur or guarantee any indebtedness, or any liabilities outside the ordinary course of business; or

            (e) propose, negotiate or authorize the issuance, delivery, sale or purchase of any shares of C1 Capital Stock or securities convertible into, or exercisable or exchangeable for, shares of C1 Capital Stock, or any securities, warrants, options or rights to purchase any of the foregoing, except for (i) shares issuable upon exercise of the MCI Warrant, (ii) the issuance of shares upon exercise of the PW Option, (ii) Series C Preferred Stock issuable upon the exercise of warrants exercisable as $5.20 per share of Series C Preferred, (iv) the exercise of stock options to purchase C1 Common Stock granted to employees, consultants and directors; or

            (f) sell, lease or otherwise dispose of any of its material properties or assets, except in the ordinary course of business consistent with past practices.

      4.3 VEO Non-Solicitation. Until the earlier of (i) the Effective Time, or
(ii) the date of termination of this Agreement pursuant to the provisions of
Section 8.1 hereof, neither VEO nor the Principal Shareholders shall (nor shall VEO permit any of VEO's officers, directors, agents, representatives or affiliates to) directly or indirectly, take any of the following actions with any party other than C1 and its designees: (a) solicit, encourage, initiate or participate in any inquiry, negotiations or discussions or enter into any agreement with respect to any offer or proposal to acquire all or substantially all of VEO's business and properties or a majority of the VEO Capital Stock (whether or not outstanding) whether by merger, purchase of assets, tender offer or otherwise, or effect any such transaction, (b) disclose any information not customarily disclosed to such person concerning VEO's business, technologies, or properties, or afford to any person or entity access to its properties, technologies, books or records, not customarily afforded such access, (c) assist or cooperate with any person to make any proposal to purchase all or any part of the VEO Capital Stock (other than the NTT Loan or conversions or exercises of VEO Preferred Stock or VEO Convertible Securities) or VEO's assets, other than inventory in the ordinary course of business, or (d) solicit, negotiate or enter into any agreement with any person providing for the acquisition of VEO (whether by way of merger, purchase of assets, tender offer or otherwise). In the event VEO or the Principal Shareholders shall receive, prior to the Effective Time or the termination of this Agreement, any offer or proposal, directly or indirectly, of the type referred to in clause (a) or (c) above, or any request for disclosure or access pursuant to clause (b) above, VEO or the Principal Shareholders, as applicable, shall immediately inform C1 as to any such offer or proposal, including information as to the identity of the offeror or the party making such offer or proposal and the specific terms of such offer or proposal, as the case may be. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 4.3 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by VEO and the Principal Shareholders that C1 shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Section 4.3 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which C1 may be entitled at law or in equity.

      4.4 C1 Non-Solicitation. Until the earlier of (i) the Effective Time or
(ii) the date of termination of this Agreement pursuant to Section 8.1, C1 shall not (nor will it permit any of its officers, directors, shareholders, agents, representatives or affiliates to), directly or indirectly, take any of the following actions with any party other than VEO and its designees: (a) solicit, encourage, initiate or participate in any inquiry, negotiations or discussions with respect to any offer or proposal to acquire all or substantially all of C1's business and properties or a majority of the C1 Capital Stock (whether or not outstanding) whether by merger, purchase of assets, tender offer or otherwise, or effect any such transaction,
(b) disclose any information not customarily disclosed to such person concerning C1's business and properties, or afford to any person or entity access to its properties, technologies, books or records, not customarily afforded such access, (c) assist or cooperate with any person to make any proposal to purchase all or a substantial portion of the C1 Capital Stock or C1's assets, other than inventory in the ordinary course of business, (d) solicit, negotiate or enter into any agreement with any person providing for the acquisition of C1 (whether by way of merger, purchase of assets, tender offer or otherwise), or (e) solicit, negotiate or enter into an agreement providing for the acquisition by C1 (whether by way of merger, purchase of assets, tender offer or otherwise) of a competitor of VEO. In the event C1 shall receive any offer or proposal, directly or indirectly, of the type referred to in clause (a), (c), (d) or (e) above or any request for disclosure or access pursuant to clause (b) above, it shall immediately inform VEO as to any such offer or proposal and will cooperate with VEO by furnishing any information it may reasonably request. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 4.4 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by C1 that VEO shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Section 4.4 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which VEO may be entitled at law or in equity.

                                   ARTICLE 5.

                              ADDITIONAL AGREEMENTS

      5.1 Fairness Hearing; Shareholder Approval.

            (a) As soon as reasonably practicable following the execution of this Agreement, C1 and VEO shall prepare the necessary documents and C1 shall apply to obtain a permit (a "California Permit") from the Commissioner of Corporations of the State of California (after a hearing before such Department) pursuant to Section 25121 of the California Corporate Securities Law of 1968, so that the issuance of C1 Common Stock in the Merger shall be exempt from registration under Section 3(a)(10) of the Securities Act of 1933, as amended (the "Securities Act"). VEO and C1 will respond to any comments from the California Department of Corporations and use their commercially reasonable efforts to have the California Permit granted as soon as practical after such filing. As promptly as practical after the date of this Agreement, C1 and VEO shall prepare and make such filings as are required under applicable Blue Sky laws relating to the transactions contemplated by this Agreement.

            (b) As promptly as practicable after the receipt of a California Permit, VEO shall submit this Agreement and the transactions contemplated hereby, including without limitation the Merger, to VEO's shareholders for approval and adoption as provided by California Law and VEO's

Articles of Incorporation and Bylaws. The materials submitted to VEO's shareholders shall be subject to review and approval by C1 and include information regarding VEO, the terms of the Merger and this Agreement and the unanimous recommendation of the Board of Directors of VEO in favor of the Merger, this Agreement and the transactions contemplated hereby.

            (c) As promptly as practicable after the receipt of a California Permit, C1 shall submit this Agreement and the transactions contemplated hereby, including without limitation the Merger, this Agreement and the Articles Amendment, to C1's shareholders for approval and adoption as provided by California Law and C1's Articles of Incorporation and Bylaws.

      5.2 Restrictions on Transfer.

            (a) All certificates representing C1 Shares deliverable to any VEO Shareholder pursuant to the Merger Agreement and in connection with the Merger and any certificates subsequently issued with respect thereto or in substitution therefor (including any shares issued or issuable in respect of any such shares upon any stock split stock dividend, recapitalization, or similar event) shall be stamped or otherwise imprinted with legends in the following form:

            THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT. THE TRANSFER RESTRICTIONS APPLICABLE TO THESE SHARES ARE BINDING ON TRANSFEREES OF THESE SHARES.

            THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED DIRECTLY OR INDIRECTLY FOR SUCH PERIOD OF TIME NOT TO EXCEED ONE HUNDRED EIGHTY (180) DAYS FOLLOWING THE EFFECTIVE DATE OF ANY REGISTRATION STATEMENT OF THE ISSUER FILED UNDER THE SECURITIES ACT IN CONNECTION WITH THE INITIAL PUBLIC OFFERING OF THE ISSUER'S COMMON STOCK.

            THE SHARES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO A SHAREHOLDER'S AGREEMENT PURSUANT TO WHICH SUCH SHARES MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH A WRITTEN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO THE ISSUER IN FORM AND SUBSTANCE, THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933.

            COPIES OF SUCH AGREEMENT ARE AVAILABLE FROM THE ISSUER.

            (b) The certificates evidencing the Consideration Shares shall also bear any legend required by the Commissioner of Corporations of the State of California or such as are required pursuant to any state, local or foreign law governing such securities.

            (c) The Consideration Shares will not be registered under the Securities Act.

            (d) No VEO Shareholder shall be permitted to sell or otherwise dispose of any Consideration Shares received in the Merger, unless C1 receives an unqualified written opinion of counsel reasonably acceptable to it stating that the proposed transfer of the C1 shares may be effected without registration under the Securities Act, provided however that such opinion may not rely on either (A) the exception provided by Section 3(a)(10) of the Securities Act or
(B) upon Rule 145 promulgated under the Securities Act until the later of (1) the date one hundred eighty-one (181) days after the effective date of C1's's initial public offering, and (2) such time as C1 is already subject to the reporting requirements of the Securities Exchange Act of 1934, as amended.

            (e) Each VEO Shareholder agrees that, if requested by C1 or an underwriter of Common Stock (or other securities) of C1 in connection with C1's initial registered public stock offering, enter into an agreement not to sell or otherwise transfer or dispose of any Preferred Stock or Common Stock (or other securities) of C1 held by such holder during a period of time determined by C1 and its underwriters (not to exceed 180 days) following the effective date of the registration statement of C1 filed under the Act relating to such public offering. If requested by VEO or an underwriter of C1 Common Stock (or other securities) of C1 in connection with a C1 initial registered public offering, such agreement shall be in writing in a form reasonably satisfactory to C1 and such underwriter. C1 may impose stop-transfer instructions with respect to the C1 Common Stock (or securities) subject to the foregoing restriction until the end of said period.

            (f) The restrictions imposed by this Section 5.2 shall terminate, without any action by C1 or the VEO Shareholders, upon the date one hundred eighty-one (181) days after the effective date of the initial public offering of C1 Common Stock.

      5.3 Access to Information. VEO and C1 shall afford the other party and its accountants, counsel and other representatives reasonable access during normal business hours during the period prior to the Effective Time to (a) all of C1 and VEO's properties, books, contracts, commitments and records, as applicable,
(b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of VEO or C1 as applicable, as each party may reasonably request and (c) all key employees of VEO and C1, as determined by each party. Each of C1 and VEO agree to provide to the other party and its accountants, counsel and other representatives copies of internal financial statements promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

      5.4 Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 5.3 hereof, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Confidential Disclosure Agreement dated September 9, 1998 between VEO and C1.

      5.5 Expenses. Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties ("Third Party Expenses") incurred by a party hereto in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby or thereby, shall be the obligation of the respective party incurring such fees and expenses; provided, however, that in the event the Merger is consummated, C1 shall pay up to $125,000 of Third Party Expenses incurred by VEO.

      5.6 Public Disclosure. Unless otherwise required by law, no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement shall be made by any party hereto unless approved by the other party prior to release; provided, however, that such approval shall not be unreasonably withheld.

      5.7 Consents. VEO and the Principal Shareholders shall use their respective best efforts to obtain the consents, waivers and approvals under any of the Contracts deemed appropriate or necessary by C1 in connection with the Merger, including all such consents, waivers and approvals set forth in VEO Disclosure Schedule, so as to preserve all rights of, and benefits to, C1 thereunder.

      5.8 FIRPTA Compliance. On the Closing Date, VEO shall deliver to C1 a properly executed statement in a form reasonably acceptable to C1 for purposes of satisfying C1's obligations under Treasury Regulation Section 1.1445-2(c)(3).

      5.9 Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings (including any filings or registrations necessary to perfect C1's ownership of any VEO Registered Intellectual Property after the Merger) and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

      5.10 Notification of Certain Matters. VEO and the Principal Shareholders shall give prompt notice to C1 of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of VEO and C1, respectively, contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any failure of VEO or C1, as the case may be, to comply with or satisfy in all material respects any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 5.10 shall not limit or otherwise affect any remedies available to the party receiving such notice. No disclosure by VEO pursuant to this Section 5.10 shall be deemed to amend or supplement the VEO Disclosure Schedule or prevent or cure any misrepresentation, breach of warranty or breach of covenant.

      C1 shall give prompt notice to VEO of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of C1 and VEO, respectively, contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any failure of C1 or VEO, as the case may be, to comply with or satisfy in all material respects any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not limit or otherwise affect any remedies available to the party receiving such notice. No disclosure by C1 pursuant to this Section 5.10 shall be deemed to amend or supplement the C1 Disclosure Schedule or prevent or cure any misrepresentation, breach of warranty or breach of covenant.

      5.11 Tax Free Reorganization. The parties intend to adopt this Agreement and the Merger as a tax-free plan of reorganization under Section 368(a) of the Code. The parties shall not take a position on any tax return inconsistent with this Section 5.12. Neither C1 nor VEO shall take any action that could reasonably be expected to cause the Merger not to be treated as a reorganization within the meaning of Section 368(a) of the Code.

      5.12 Shareholder Agreement. VEO shall use its best efforts to deliver or cause to be delivered to C1, as soon as practicable following delivery of the Proxy Statement (and in each case prior to the Effective Time), from each of the securityholders of VEO an executed Shareholder Agreement (the "Shareholder Agreement") in the form attached hereto as Exhibit E.

      5.13 Blue Sky Laws. C1 shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the C1 Common Stock in connection with the Merger. VEO shall use its reasonable efforts to assist C1 as may be necessary to comply with the securities and blue sky laws of all jurisdiction which are applicable in connection with the issuance of C1 Common Stock in connection with the Merger.

      5.14 Bonus Payments. C1 shall cause bonus payments in the amounts set forth in Schedule 5.14(a) to be made as of the Effective Time to those employees of VEO and in those amounts listed in Schedule 5.14(a). In addition, C1 shall cause cash payments ("Retention Cash") in the amounts set forth in Schedule 5.14(b) to be made to those employees of VEO listed in Schedule 5.14(b), subject to such employee's continuous employment with C1 after the Closing Date and through the earlier to occur (i) twelve (12) months after the Closing Date or
(ii) any termination
not for "Cause" (as defined below), with such payment to be made on such date; provided however that no Retention Cash shall be payable to those employees who terminate their employment with VEO or C1 voluntarily or who are terminated for Cause prior to the twelve-month anniversary of the Closing Date; provided further that any amounts listed on Schedule 5.15(b) to be paid to any employees who voluntarily terminate their employment or are terminated for Cause shall remain the funds of C1; provided further, that no Retention Cash shall be payable to any employee terminated without Cause unless such employee executes a release of all claims against C1 in form and substance satisfactory to C1. "Cause" shall be defined as any of the following: (i) the substantial and continuing failure of the employee to render services to VEO or C1 in accordance with the employee's assigned duties if such failure to render services to VEO or C1 remains uncured for a period of thirty (30) days following delivery of notice by the Board of Directors of VEO or C1 to the employee specifically identifying the basis of such failure; (ii) the conviction of the employee of a felony under the laws of the United States or any State thereof, either in connection with the performance of the employee's obligations to VEO or C1 or which materially and adversely affects the employee's ability to perform such obligations; (iii) a willful act by the employee which constitutes gross negligence in the performance of his duties hereunder and is injurious to VEO or C1 and which remains uncured for a period of thirty (30) days following delivery of notice by the Board of Directors of C1 or VEO to the employee; or (iv) the commission of an act of fraud or embezzlement which results in a material loss, damage or injury to VEO or C1.

      5.15 Conversion of VEO Preferred Stock and VEO Convertible Indebtedness. VEO shall use its best efforts to cause all of the outstanding shares of VEO Series A Preferred Stock and outstanding VEO Convertible Indebtedness to be converted into shares of VEO Common Stock as of immediately prior to the Effective Time.

      5.16 Notice to Holders of VEO Options. VEO shall give notice of the transactions contemplated hereby to holders of VEO Options, VEO Warrants and VEO Convertible Indebtedness in accordance with the terms of such VEO Options, VEO Warrants and VEO Convertible Indebtedness or otherwise obtain the written waiver of such notice obligations.

      5.17 C1 Employee Benefits. As of the Effective Time, C1 shall have authorized the participation of all employees of VEO as of the Effective Time in the various benefit plans and programs maintained directly or indirectly for C1's employees or in substantially similar programs, including any of the following benefit plans maintained as of the Effective Time, in each case to the extent a similarly situated C1 employee is entitled to participate therein: medical/dental/vision care, life insurance, disability income, sick pay, holiday pay and vacation pay, 401(k) plan coverage, Section 125 benefit arrangements, bonus, profit sharing or other incentive plans, dependent care assistance and severance benefits, to the extent the VEO employees meet the eligibility requirements for each such plan or program and for so long as such plans and programs are provided to the C1 employees, provided however, that VEO employees shall be subject to any applicable waiting periods before enrollment imposed by C1 benefit plans as of the date hereof. In addition, no VEO employee who participates in any medical/health plan of VEO at the Effective Time shall be denied coverage under the C1 medical/health plan by reason of any pre-existing condition exclusions.

      5.18 Directors' and Officers' Indemnification.

            (a) From and after the Effective Time, C1 shall fulfill and honor the obligations of VEO pursuant to any indemnification agreements between VEO and its directors and officers existing prior to the date hereof.

            (b) This Section 5.18 shall survive the consummation of the Merger, is intended to benefit VEO, the Surviving Company and each indemnified party, shall be binding, jointly and severally, on all successors and assigns of C1, and shall be enforceable by the indemnified parties.

            (c) Notwithstanding anything to the contrary in this Section 5.18, C1 shall not be liable for any amounts payable resulting from any claim or action brought against VEO's directors or officers by any officer or director of VEO or any of their affiliates to the extent any of the same result from willful misconduct.

            (d) C1 shall have full recourse to the Escrow Fund (during the Escrow Period (as defined in Section 7.4(b))) to recover any amounts payable by it pursuant to this Section 5.18.

      5.19 Voting Agreements. C1 shall use its best efforts to obtain executed voting agreements in substantially the form attached hereto as Exhibit H from each of its directors (or in the case of a director serving as representative of an entity shareholder, such entity shareholder) and affiliates. VEO shall use its best efforts to obtain executed voting agreements in substantially the form attached hereto as Exhibit I from each of its directors (or in the case of a director serving as representative of an entity shareholder, such entity shareholder) and affiliates.

      5.20 Non-Disclosure Agreements. VEO shall use its best efforts to obtain executed Non-Disclosure Agreements from each of its contractors and employees.

                                   ARTICLE 6.

                            CONDITIONS TO THE MERGER

      6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

            (a) Shareholder Approval. This Agreement and the transactions contemplated hereby, including without limitation the Merger, shall have been duly approved, by requisite vote under applicable law by holders of VEO Capital Stock. This Agreement and the transactions contemplated hereby, including without limitation the Merger and the Articles Amendment and the Bylaws Amendment shall have been approved by requisite vote under applicable law and the Articles of Incorporation of C1 by shareholders of C1.

            (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

            (c) Articles of Incorporation. C1 shall have filed the Articles Amendment with the Secretary of State of the State of California and such amendment shall have been accepted.

            (d) Permits. All approvals from government authorities, including any requisite Blue Sky approvals, which are appropriate or necessary for the consummation of the Merger, shall have been obtained.

            (e) California Permit. The Commissioner of Corporations for the State of California shall have approved the terms and conditions of the transactions contemplated by this Agreement, and the fairness of such terms and conditions pursuant to Section 25142 of the California Statute following a hearing for such purpose, and shall have issued a Permit under Section 25121 of the California Statute.

            (f) Tax Opinions. C1 and VEO shall each have received written opinions form their respective counsel, Wilson Sonsini Goodrich & Rosati, Professional Corporation, and Latham & Watkins, dated as of the Closing Date and based upon customary representations of C1, Sub and VEO, substantially to the effect that the Merger will constitute a reorganization within the meaning of
Section 368(a) of the Code.

      6.2 Conditions to Obligations of C1 and Sub. The obligation of C1 and Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by C1 and Sub:

            (a) Representations, Warranties and Covenants. The representations and warranties of VEO and the Principal Shareholders in this Agreement shall have been true and correct in all material respects on the date of this Agreement and shall be true and correct in all material respects on and as of the Effective Time (unless such representation or warranty is made as of a particular date) as though such representations and warranties were made on and as of such time (in each case except for such representations and warranties qualified by reference to materiality, which representations and warranties shall be true and correct in all respects), except in such cases where the failure to be so true and correct would not have a Material Adverse Effect on VEO, and VEO and the Principal Shareholders shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by it as of the Effective Time.

            (b) No Material Adverse Changes. There shall not have occurred any Material Adverse Effect on VEO.

            (c) Legal Opinion. C1 shall have received a legal opinion from Latham & Watkins, legal counsel to VEO, in form and substance mutually agreed upon with counsel to C1.

            (d) Amendment of Licensing Agreement. VEO and each of Nippon Telegraph & Telephone Corporation ("NTT"), NEC Corporation, Oki Electric Industry Co., Ltd., Mitsubishi Corporation, the Japan Research Group Institute, Limited, and Nihon Unisys Limited (collectively, the "Seitai Parties") shall have entered into an amendment to the System Development Agreement by and between VEO, NTT, NEC Corporation, Oki Electric Industry Co., Ltd., Mitsubishi Corporation, the Japan Research Group Institute, Limited, and Nihon Unisys Limited, such amendment being in the form attached hereto as Exhibit E, with any changes from such form mutually agreed to by C1, VEO and the Seitai Parties.

            (e) Non-Competition Agreements. Each of the Principal Shareholders shall have entered into Non-Competition Agreements in the form attached hereto as Exhibit A-1 and such agreements shall be in full force and effect. Each of the individuals listed on Exhibit A-2 hereto shall have entered into non-competition agreements with C1 in form and substance mutually agreed to by the respective parties thereto, and such agreements shall be in full force and effect.

            (f) 401(k) Plan. The Board of Directors of VEO shall have adopted resolutions terminating VEO's 401(k) Plan in form and substance satisfactory to C1.

            (g) Conversion of VEO Preferred Stock. All holders of VEO Series A Preferred Stock shall have converted their shares into VEO Common Stock in accordance with Section 2 of VEO's Amended and Restated Articles of Incorporation.

            (h) Third Party Consents. Any and all consents, waivers, and approvals listed in the VEO Disclosure Schedule shall have been obtained.

            (i) VEO Board Approval of Schedule 5.14. The Board of Directors of VEO shall have approved the bonus payments and Retention Cash payable pursuant to Section 5.14 hereof.

            (j) Certificate of VEO. C1 shall have been provided with a certificate executed on behalf of VEO by the Chief Executive Officer or an Executive Vice President of VEO to the effect that, as of the Effective Time:

                  (i) the conditions set forth in Section 6.2(a) have been satisfied;

                  (ii) the condition set forth in Section 6.2 (b) has been satisfied.

            (k) Certificate of the Principal Shareholders. C1 shall have been provided with a certificate executed by each of the Principal Shareholders to the effect that, as of the Effective Time:

                  (i) all representations and warranties made by the Principal Shareholders in this Agreement were true and correct in all material respects on the date of this Agreement and are true and correct in all material respects as of the Effective Time as though made on and as of such time, except in such cases where the failure to be so true and correct would not have a Material Adverse Effect on VEO; and

                  (ii) all covenants and obligations of this Agreement to be performed by the Principal Shareholders on or before such date have been so performed in all material respects.

            (l) Shareholder Approval. The holders of at least 90% of the outstanding shares of VEO Capital Stock, including at least 90% of the outstanding VEO Preferred Stock and 90% of the outstanding VEO Common Stock, shall have approved, by requisite vote under applicable law, this Agreement and the transactions contemplated hereby, including without limitation the Merger.

      6.3 Conditions to the Obligations of VEO and the Principal Shareholders. The obligations of VEO and the Principal Shareholders to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by VEO:

            (a) Representations, Warranties and Covenants. The representations and warranties of C1 and Sub in this Agreement shall have been true and correct in all material respects on the date of this Agreement and shall be true and correct in all material respects on and as of the Effective Time (unless such representation or warranty is made as of a particular date) as though such representations and warranties were made on and as of the Effective Time (in each case except for such representations and warranties qualified by reference to materiality, which representations and warranties shall be true in all respects) except in such cases where the failure to be so true and correct would not have a Material Adverse Effect on C1, and each of C1 and Sub shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by it as of the Effective Time.

            (b) Legal Opinion. VEO shall have received a legal opinion from Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to C1, in form and substance mutually agreed upon with counsel to VEO.

            (c) No Material Adverse Changes. There shall not have occurred any Material Adverse Effect on C1 or Sub.

            (d) Employment and Severance Agreements. Each of the Principal Shareholders shall have entered into an Employment Agreement in the form attached hereto as Exhibit B and such agreements shall be in full force and effect. Each of the individuals listed on Exhibit F hereto shall have entered into employment and severance agreements with C1 in form and substance mutually agreed to by the respective parties thereto, and such agreements shall be in full force and effect.

            (e) Strategic Partnership Agreement. C1 shall have entered into a Strategic Partnership Agreement with NTT in form and substance mutually agreeable to each of the parties thereto.

            (f) Board Observer Rights Letter. NTT shall have been given observer rights in meetings of the C1 Board of Directors in accordance with the terms and conditions set forth in a Board Observer Rights Letter to be executed by the parties.

            (g) Amendments to Voting, Registration Rights and Co-Sale Agreements. C1 and the other parties named therein shall have entered into the Third Amended and Restated Voting Agreement in the form attached hereto as Exhibit G. C1 shall have amended the Second Amended and Restated Registration Rights Agreement and the Third Amended and Restated Founders' Right of First Refusal and Co-Sale Agreement to make NTT a "Holder" and a "Shareholder" thereunder respectively in accordance with the terms of the Series D Term Sheet.

            (h) Certificate of C1. VEO shall have been provided with a certificate executed on behalf of C1 and Sub by its Chief Executive Officer to the effect that, as of the Effective Time:

                  (i) the conditions set forth in Section 6.3(a) have been satisfied;

                  (ii) the conditions set forth in Section 6.3(c) has been satisfied.

                                   ARTICLE 7.

               SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW

      7.1 Survival of Representations and Warranties. The representations, warranties, covenants and other agreements in this Agreement of VEO and the Principal Shareholders, on the one hand, and C1, on the other hand, or in any certificate or other instrument delivered pursuant to this Agreement, shall terminate on the earlier of (i) the fifteen (15) month anniversary of the Closing Date, or (ii) such time as C1 completes its initial underwritten public offering of C1 Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended.

      7.2 VEO Indemnification. VEO and the Principal Shareholders, severally but not jointly, agree to indemnify and hold C1 and its officers, directors and affiliates (the "Indemnified Parties") harmless against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses of investigation and defense (hereinafter individually a "Loss" and collectively "Losses") incurred by C1, its officers, directors, or affiliates directly or indirectly as a result of (i) any inaccuracy or breach of a representation or warranty of VEO or the Principal Shareholders contained in this Agreement (assuming for purposes hereof that references to materiality and material adverse effect contained in such representations and warranties are disregarded) or (ii) any failure by VEO or the Principal Shareholders to perform or comply with any covenant contained in this Agreement. The VEO Shareholders shall not have any right of contribution from VEO or C1 with respect to any Loss claimed by an Indemnified Party after the Closing.

      7.3 C1 Indemnification. C1 agrees to indemnify and hold VEO and its officers, directors and affiliates (including the Principal Shareholders) (the "VEO Indemnified Parties") harmless against all Losses incurred by VEO, its officers, directors, or affiliates (including the Principal Shareholders) directly or indirectly as a result of (i) any inaccuracy or breach of a representation or warranty of C1 contained in this Agreement (assuming for purposes hereof that references to materiality and material adverse effect contained in such representation or warranty are disregarded), or (ii) any failure by C1 to perform or comply with any covenant contained in this Agreement. Notwithstanding the foregoing, in no event shall the indemnification obligations of C1 exceed fifteen percent (15%) of the Consideration Shares payable to the VEO Shareholders (each as measured pursuant to 7.6). Upon receipt by C1 at any time on or before the last day of the Escrow Period (as defined below) of a certificate signed by the Securityholder Agent (as defined in
Section 7.4(g)) (A) stating that a VEO Indemnified Party has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Losses, and
(B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentations, breach of warranty or covenant to which such items is related, C1 shall deliver to such indemnified party shares of C1 Common Stock in an amount equal to such losses (as measured pursuant to Section 7.6); provided that, C1 shall have thirty (30) days to object in a written statement to the claim made in the certificate, in which event the parties shall resolve the conflict pursuant to Section 7.4(f) hereof.

      7.4 Escrow Arrangements.

            (a) Escrow Fund. As security for the indemnity provided for in
Section 7.2 hereof and by virtue of this Agreement and the Merger Agreement, VEO and the VEO Shareholders will be deemed to have received and deposited with the Escrow Agent (as defined below) the Escrow Amount (as defined below) (plus any additional shares as may be issued upon any stock split, stock dividend or recapitalization effected by C1 after the Effective Time with respect to the Escrow Amount) without any act of VEO or any VEO Shareholders. As soon as practicable after the Effective Time, the Escrow Amount, without any act of any VEO Shareholders, will be deposited with U.S. Bank Trust, N.A. (or other institution acceptable to C1 and the Securityholder Agent (as defined in Section 7.4(g) below)) as Escrow Agent (the "Escrow Agent"), such deposit to constitute an escrow fund (the "Escrow Fund") to be governed by the terms set forth herein. Notwithstanding anything else herein, the Escrow Agent may execute this Agreement following the date hereof and prior to the Effective Time, and such latter execution shall not affect the binding nature of this Agreement as of the date hereof among the signatories hereto. Nothing herein shall limit the liability of C1, VEO or the Principal Shareholders for any breach of any representation, warranty, or covenant contained in this Agreement if the Merger does not close. C1 may not receive any shares from the Escrow Fund unless and until Officer's Certificates (as defined in paragraph (d)(i) below) identifying Losses, in excess of $100,000 (the "Threshold Amount") have been delivered to the Escrow Agent as provided in paragraph (d) below, in which case C1 shall be entitled to recover all

Losses in excess of the Threshold Amount; provided, however, with respect to (i) Third Party Expenses in excess of the $125,000 and, (ii) any amounts required to be paid by C1 pursuant to Section 5.18, the aforementioned $100,000 Threshold Amount shall not be applicable for purposes of claims of Losses against the Escrow Amount. For purposes of the Escrow Fund, the representations and warranties of VEO and the Principal Shareholders in this Agreement shall be read without reference to materiality.

            (b) Escrow Period; Distribution upon Termination of Escrow Periods. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., P.S.T., on the date which is the fifteen (15) month anniversary after the Closing Date (the "Escrow Period"); provided that the Escrow Period shall not terminate with respect to such remaining portion of the Escrow Fund (or some portion thereof) that in the reasonable judgment of C1, subject to the objection of the Securityholder Agent (as defined below) and the subsequent arbitration of the matter in the manner provided in Section 7.4(f) hereof, is necessary to satisfy any then pending unsatisfied claims specified in any Officer's Certificate delivered to the Escrow Agent prior to the termination of the Escrow Period. At the termination of the Escrow Period, the Escrow Agent shall deliver to the VEO Shareholders the portion of the Escrow Fund not required to satisfy such claims. As soon as all outstanding claims have been resolved, the Escrow Agent shall deliver to the VEO Shareholders any remaining portion of the Escrow Fund not used to satisfy such claims. Deliveries of Escrow Amounts to the Shareholders pursuant to this Section 7.4(b) shall be made in proportion to their respective original contributions to the Escrow Fund.

            (c) Protection of Escrow Fund.

                  (i) The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period and until such later time as all deliveries of the Escrow Amount out of the Escrow Fund have been made, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of C1 and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.

                  (ii) Any shares of C1 Common Stock or other equity securities issued or distributed by C1 (including shares issued upon a stock split) ("New Shares") in respect of C1 Common Stock in the Escrow Fund which have not been released from the Escrow Fund shall be added to the Escrow Fund and become a part thereof. New Shares issued in respect of shares of C1 Common Stock which have been released from the Escrow Fund shall not be added to the Escrow Fund but shall be distributed to the record holders thereof. Cash dividends on C1 Common Stock shall not be added to the Escrow Fund but shall be distributed to the record holders thereof.

                  (iii) Each Shareholder shall have voting rights and the right to distributions of cash dividends with respect to the shares of C1 Common Stock contributed to the Escrow Fund by such Shareholders (and on any voting securities added to the Escrow Fund in respect of such shares of C1 Common Stock). As the record holder of such shares, the Escrow Agent shall vote such shares in accordance with the instructions of the Shareholders having the beneficial interest therein and shall promptly deliver copies of all proxy solicitation materials to such Shareholders. C1 shall show the C1 Common Stock contributed to the Escrow Fund as issued and outstanding on its balance sheet.

            (d) Claims Upon Escrow Fund. Upon receipt by the Escrow Agent at any time on or before the last day of the Escrow Period of a certificate signed by any officer of C1 (an "Officer's Certificate"): (A) stating that C1 has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Losses, and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentations, breach of warranty or covenant to which such items is related, the Escrow Agent shall, subject to the provisions of Section 7.4(e), deliver to C1 out of the Escrow Fund as promptly as practicable, shares of C1 Common Stock held in the Escrow Fund in an amount equal to such Losses.

            (e) Objections to Claims. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Securityholder Agent (or in the case of a claim of Fraudulent Breach (as defined in Section 7.5 hereof), the Principal Shareholder(s) who is or are the subject of such claim) and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery to C1 of any Escrow Amounts pursuant to Section 7.4(d) hereof unless the Escrow Agent shall have received written authorization from the Securityholder Agent (or in the case of a claim of Fraudulent Breach, the Principal Shareholder(s) who is or are the subject of such claim) to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of shares of C1 Common Stock from the Escrow Fund in accordance with Section 7.4(d) hereof, provided that no such payment or delivery may be made if the Securityholder Agent (or in the case of a claim of Fraudulent Breach, the Principal Shareholder(s) who is or are the subject of such claim) shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period.

            (f) Resolution of Conflicts; Arbitration.

                  (i) In case the Securityholder Agent (or in the case of a claim of Fraudulent Breach, the Principal Shareholder(s) who is or are the subject of such claim) shall so object in writing to any claim or claims made in any Officer's Certificate, the Securityholder Agent (or in the case of a claim of Fraudulent Breach, the Principal Shareholder(s) who is or are the subject of such claim) and C1 shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Securityholder Agent (or in the case of a claim of Fraudulent Breach, the Principal Shareholder(s) who is or are the subject of such claim) and C1 should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute shares of C1 Common Stock from the Escrow Fund in accordance with the terms thereof.

                  (ii) If no such agreement can be reached after good faith negotiation, either C1 or the Securityholder Agent (or in the case of a claim of Fraudulent Breach, the Principal Shareholder(s) who is or are the subject of such claim) may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to C1 and the Securityholder Agent (or in the case of a claim of Fraudulent Breach, the Principal Shareholder(s) who is or are the subject of such claim). In the event that within forty-five (45) days after submission of any dispute to arbitration, C1 and the Securityholder Agent (or in the case of a claim of Fraudulent Breach, the Principal Shareholder(s) who is or are the subject of such claim) cannot mutually agree on one arbitrator, C1 and the Securityholder Agent (or in the case of a claim of Fraudulent Breach, the Principal Shareholder(s) who is or are the subject of such claim) shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the extent as a court of competent law or equity, should the arbitrator or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 7.4(e) hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s).

                  (iii) Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. Any such arbitration shall be held in Santa Clara County, California under the rules then in effect of the American Arbitration Association. The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including without limitation, the respective expenses of each party, the fees of each arbitrator and the administrative fee of the American Arbitration Association.

            (g) Securityholder Agent of the VEO Shareholders; Power of Attorney.

                  (i) In the event that the Merger is approved, effective upon such vote, and without further act of any VEO Shareholders, AA shall be appointed as agent and attorney-in-fact (the "Securityholder Agent") for each VEO Shareholder, for and on behalf of VEO Shareholders, except as set forth herein with respect to claims of Fraudulent Breach, to give and receive notices and communications, to authorize delivery to C1 of shares of C1 Common Stock from the Escrow Fund in satisfaction of claims by C1, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of Securityholder Agent for the accomplishment of the foregoing. Such agency may be changed by the VEO Shareholders from time to time upon not less than thirty (30) days prior written notice to C1; provided that the Securityholder Agent may not be removed unless holders of a majority in interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. No bond shall be required of the Securityholder Agent, and the Securityholder Agent shall not receive compensation for his or her services. Notices or communications to or from the Securityholder Agent shall constitute notice to or from each of the VEO Shareholders.

                  (ii) The Securityholder Agent shall not be liable for any act done or omitted hereunder as Securityholder Agent while acting in good faith and in the exercise of reasonable judgment. The VEO Shareholders on whose behalf the Escrow Amount was contributed to the Escrow Fund shall severally indemnify the Securityholder Agent and hold the Securityholder Agent harmless against any loss, liability or expense incurred without negligence or bad faith on the part of the Securityholder Agent and arising out of or in connection with the acceptance or administration of the Securityholder Agent's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Securityholder Agent.

            (h) Actions of the Securityholder Agent. A decision, act, consent or instruction of the Securityholder Agent shall constitute a decision of all the VEO Shareholders for whom a portion of the Escrow Amount otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each of such VEO Shareholders, and the Escrow Agent and C1 may rely upon any such decision, act, consent or instruction of the Securityholder Agent as being the decision, act, consent or instruction of each and every such VEO Shareholder. The Escrow Agent and C1 are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Securityholder Agent.

            (i) Third-Party Claims. In the event C1 becomes aware of a third-party claim which C1 reasonably believes may result in a demand against the Escrow Fund, C1 shall notify the Securityholder Agent (or in the case of a claim of Fraudulent Breach, the Principal Shareholder(s) who is or are the subject of such claim) of such claim, and the Securityholder Agent (or in the case of a claim of Fraudulent Breach, the Principal Shareholder(s) who is or are the subject of such claim) shall be entitled on behalf of the VEO Shareholders (or in the case of a claim of Fraudulent Breach, the Principal Shareholder(s) who is or are the subject of such claim) at their expense, to participate (but not to determine or conduct) in any defense of such claim. C1 shall have the right in its sole discretion to conduct the defense of and settle any such claim; provided, however, that except with the prior written consent of the Securityholder Agent (or in the case of a claim of Fraudulent Breach, the Principal Shareholder(s) who is or are the subject of such claim), no settlement of any such claim with third-party claimants shall be determinative of the amount of any claim against the Escrow Fund. In the event that the Securityholder Agent has consented in writing to any such settlement, the

Securityholder Agent shall have no power or authority to object under any provision of this Article VII to the amount of any claim by C1 against the Escrow Fund consistent with such settlement.

            (j) Escrow Agent's Duties.

                  (i) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of C1 and the Securityholder Agent (or in the case of a claim of Fraudulent Breach, the Principal Shareholder(s) who is or are the subject of such claim), and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties.


                  (ii) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law or any arbitrator(s) pursuant to Section 7.4(f) hereof, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court or any arbitrator(s) pursuant to Section 7.4(f) hereof. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

                  (iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder provided that the Escrow Agent acted in good faith and in the exercise of reasonable judgment.

                  (iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

                  (v) In performing any duties under the Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement of affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with the legal counsel in connection with Escrow Agent's duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel.

                  (vi) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and shares of C1 Common Stock and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent's discretion, the Escrow Agent may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damages.

                  Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and shares of C1 Common Stock held in escrow, except all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action and which C1 agrees to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

                  (vii) C1 agrees to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of his/her duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter other than arising out of its negligence or willful misconduct.

                  (viii) The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to C1 and the Securityholder Agent; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: the parties shall use their best efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of California. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement.

            (k) Fees. All fees of the Escrow Agent for performance of its duties hereunder shall be paid by C1 in accordance with the standard fee schedule of the Escrow Agent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Fund or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney's fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation. C1 promises to pay these sums upon demand.

      7.5 Maximum Payments; Remedy. If the Merger closes, the Escrow Fund shall be the sole and exclusive remedy of C1 for breaches or inaccuracies of the representations and warranties or breaches of covenants of VEO or the Principal Shareholders contained in this Agreement, except to the extent set forth in this
Section 7.5 with respect to any willing, intentional or knowing breach or inaccuracy of such representations and warranties and any willing, intentional or knowing breach of such covenants by a Principal Shareholder (a "Fraudulent Breach"). Each Principal Shareholder hereby agrees severally but not jointly to indemnify each Indemnified Party for Losses suffered by such Indemnified Party resulting from a Fraudulent Breach by such Principal Shareholder; provided that
(i) no Principal Shareholder shall be required to indemnify an Indemnified Party with respect to Losses resulting from a Fraudulent Breach by any other Principal Shareholder unless such Principal Shareholder also committed such Fraudulent Breach and (ii) the maximum amount that a Principal Shareholder shall be required to indemnify for Losses resulting from a Fraudulent Breach by such Principal Shareholder shall not exceed an amount equal to that portion of the Consideration received by such Principal Shareholder pursuant to Section 1.6 of this Agreement and any amounts paid to such Principal Shareholder pursuant to
Section 5.15 of this Agreement.

      7.6 Valuation of Shares for Indemnity. For purposes of the indemnity obligation of VEO and C1 as set forth in Sections 7.2, 7.3 and 7.4 hereof, C1 Common Stock delivered in satisfaction of the indemnity obligations of such party thereunder shall be valued as of the date of such claim for indemnity (the "Claim Date") as follows:

            (a) Each of the Chief Financial Officer of C1 (the "C1 CFO") and the Securityholder Agent shall mutually agree on a per-share fair market value of the C1 Common Stock as of the Claim Date. If, within twenty (20) days following the Claim Date, the Securityholder Agent and the C1 CFO are unable to agree on the fair market value of the shares of C1 Common Stock, the dispute will be referred to an outside appraiser who shall be a "Big 5" accounting firm, mutually agreeable to each of C1 and the Securityholder Agent (the "Appraiser"). Within forty-five (45) days after such referral, the Appraiser shall issue a statement with the fair market value of the C1 Common Stock on the Claim Date. Such determination by the Appraiser as to the fair market value of the C1 Common Stock shall be conclusive and binding on the parties. In the event that the C1 CFO and the Securityholder Representative are unable to agree on the Appraiser, then each party shall choose his or her own appraiser (the "Choice"), who shall be a "Big 5" accounting firm, and the two Choices shall mutually select the Appraiser within ten (10) days.

            (b) If the parties are unable to reach a conclusive and binding determination under the procedures as set forth in 7.6(a) above, then either the C1 CFO or the Securityholder Agent may demand arbitration of the matter in accordance with the procedures set forth in Section 7.4(f) of this Agreement.

                                   ARTICLE 8.

                                   TAX MATTERS

      8.1 Tax Periods Ending on or Before the Closing Date. C1 shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for VEO for all periods ending on or prior to the Closing Date which are filed after the Closing Date. C1 shall permit the Principal Shareholders to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by the Principal Shareholders.

      8.2 Cooperation on Tax Matters.

            (a) C1 and the Principal Shareholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. C1 agrees (i) to retain all books and records with respect to Tax matters pertinent to VEO relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (including any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the Principal Shareholders reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the Principal Shareholders so request, C1 shall allow the Principal Shareholders to take possession of such books and records.

            (b) C1 and the Principal Shareholders further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

                                   ARTICLE 9.

                        TERMINATION, AMENDMENT AND WAIVER

      9.1 Termination. Except as provided in Section 9.2 below, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective
Time:

            (a) by mutual consent of VEO and C1;

            (b) by C1 or VEO if: (i) the Effective Time has not occurred by February 28, 1999; provided, however, that the right to terminate this Agreement under this Section 9.1(b), (i) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;
(ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity that would make consummation of the Merger illegal;

            (c) by C1 if there shall be any action taken other than by C1 or at C1's behest, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, which would: (i) prohibit C1's ownership or operation of any portion of the business of VEO or (ii) compel C1 to dispose of or hold separate all or a portion of the business or assets of VEO or C1 as a result of the Merger;

            (d) by C1 if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of VEO and such breach has not been cured within twenty (20) calendar days after written notice to VEO; provided, however, that, no cure period shall be required for a breach which by its nature cannot be cured;

            (e) by VEO if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of C1 and such breach has not been cured within twenty (20) calendar days after written notice to C1; provided, however, that, no cure period shall be required for a breach which by its nature cannot be cured;

      Where action is taken to terminate this Agreement pursuant to this Section 9.1, it shall be sufficient (and required) for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.

      9.2 Effect of Termination.

            (a) In the event of termination of this Agreement as provided in
Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of C1, VEO, or their respective officers, directors or shareholders provided, however, that each party shall remain liable for any breaches of this Agreement prior to its termination; and provided, further, that the provisions of Sections 5.4, 5.5, 5.6, this Section 9.2 and
Article X Miscellaneous of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

      9.3 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.


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

      9.4 Extension; Waiver. At any time prior to the Effective Time, C1 and VEO may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE 10.

                               GENERAL PROVISIONS

      10.1 Notices. Every notice, consent and other communications required or permitted to be given hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice), provided, however, that notices sent by mail will not be deemed guaranteed received:

            (a)   if to C1 to:

                  Commerce One, Inc.
                  1600 Riviera Avenue
                  Walnut Creek, CA 94596
                  Attention: Mark Hoffman
                  Telephone No.: (925) 941-6000
                  Facsimile No.: (925) 941-6060

                  with a copy to:

                  Wilson Sonsini Goodrich & Rosati
                  Professional Corporation
                  650 Page Mill Road
                  Palo Alto, California 94304
                  Attention: David J. Segre, Esq.
                             Daniel R. Mitz, Esq.
                  Telephone No.: (650) 493-9300
                  Facsimile No.: (650) 493-6811

            (b) if to VEO, the Principal Shareholders or the Securityholder Agent, to:

                  VEO Systems Inc.
                  2440 W. El Camino Real
                  Seventh Floor
                  Mountain View, CA 94040
                  Telephone No.: (650) 938-8400
                  Facsimile No.: (650) 938-8055
                  Attention: Asim Abdullah
                             Jay M. Tenenbaum

                  with a copy to:

                  Latham & Watkins
                  135 Commonwealth Drive
                  Menlo Park, CA 94025
                  Telephone No.: (650) 328-4600
                  Facsimile No.: (650) 463-2600
                  Attention: Christopher L. Kaufman, Esq.
                             Ora T. Fisher, Esq.

            (c)   if to the Escrow Agent, to:

                  U.S. Bank Trust, N.A.
                  One California Street, Fourth Floor
                  San Francisco, CA 94111
                  Telephone No: (415) 273-4532
                  Facsimile No.: (415) 273-4593
                  Attention: Ann P. Gadsby

      10.2 Interpretation. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      10.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

      10.4 Entire Agreement; Assignment. This Agreement, the Exhibits hereto, the VEO Disclosure Schedule and the C1 Disclosure Schedule, and the documents and instruments and other agreements among the parties hereto referenced herein:
(a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof;
(b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) may not be assigned unless agreed to by the other parties hereto, except that C1 may assign its rights and delegate its obligations hereunder to its affiliates provided that C1 remains contingently liable.

      10.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

      10.6 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

      10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any federal or state court within the Northern District, State of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

      10.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

      10.9 Attorneys' Fees. If any action or other proceeding relating to the enforcement of any provision of this Agreement is brought by any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

      IN WITNESS WHEREOF, C1, Sub, VEO, the Principal Shareholders, the Securityholder Agent and the Escrow Agent have caused this Agreement to be signed by their duly authorized respective officers, all as of the date first written above.

VEO SYSTEMS, INC.                         COMMERCE ONE, INC.

By:                                       By:
    -----------------------------              ----------------------------
Title:                                    Title:
      ---------------------------               ---------------------------


BLACKHAWK ACQUISITION CORPORATION

By:
    -----------------------------
Title:
      ---------------------------


SECURITYHOLDER AGENT                      ESCROW AGENT


                                          U.S. Bank Trust, N.A.
---------------------------------
                                          By:
                                               ----------------------------
                                          Title:
                                                ---------------------------


PRINCIPAL SHAREHOLDERS


---------------------------------
Asim Abdullah


---------------------------------
Jay M. Tenenbaum

                         ***REORGANIZATION AGREEMENT***


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